TECHNICAL REPORT

ON THE

MONMOUTH URANIUM PROPERTY

BANCROFT AREA

CENTRAL ONTARIO

To

Bancroft Uranium Inc.

For NI 43-101

Presented By

Clarence R. Marchand P.Eng.

Effective Date: July 6, 2008
Signing Date: July 21, 2008

TABLE OF CONTENTS
1.0	TITLE PAGE
2.0	TABLE OF CONTENTS
3.0	SUMMARY
4.0	INTRODUCTION AND TERMS OF REFERENCE
	4.1	TERMS OF REFERENCE	11
	4.2	SOURCES OF INFORMATION	11
	4.3	UNITS, CURRENCY AND GLOSSARY	12
5.0	RELIANCE ON OTHER EXPERTS		14
6.0	PROPERTY DESCRIPTION AND TENURE
	6.1	INTRODUCTION	14
	6.2	MONMOUTH PROPERTY DESCRIPTION	16
7.0	LOCATION, ACCESS, PHYSIOGRAPHY AND INFRASTRUCTURE
	7.1	LOCATION AND ACCESS	17
	7.2	PHYSIOGRAPHY	17
	7.3	INFRASTRUCTURE	17
8.0	HISTORY AND PREVIOUS EXPLORATION
	8.1	INTRODUCTION	18
	8.2	EXPLORATION HISTORY	18
9.0	GEOLOGICAL SETTING
	9.1	REGIONAL GEOLOGY	22
	9.2	PROPERTY GEOLOGY	23
10.0	DEPOSIT TYPES
	10.1	URANIUM DEPOSITS IN THE BANCROFT AREA	23
	10.2	DEPOSIT MODEL	24
11.0	MINERALIZATION
	11.1	INTRODUCTION	25
	11.2	HOST ROCKS	26
	11.2.1	ROCK TYPES	26
	11.2.2	ALTERATION AND VEINING	27
	11.2.3	STRUCTURE	29
	11.3	URANIUM MINERALISATION AND MINERALOGY	29

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12.0	EXPLORATION
	12.1	OVERVIEW OF SURFACE EXPLORATION	30
	12.2	TRENCH SAMPLING	31
	12.3	GEOPHYSICAL SURVEYS AND MAPPING	31
13.0	DRILLING
	13.1	INTRODUCTION	32
	13.2	2008 PROGRAM OVERVIEW	32
	13.3	SUMMARY OF RESULTS	33
	13.4	DISCUSSIO	35
14.0	SAMPLING METHOD AND APPROACH
	14.1	2008 DRILLING PROGRAM	36
	14.2SAMPLING PROCEDURE		36
	14.3	GEOLOGIC CONTROLS	37
	14.4	SAMPLING COVERAGE AND TRUE WIDTHS IN MINERALISED ZONES	38
	14.5	COMPARISON OF NORTHERN NUCLEAR AND BANCROFT DRILLING RESULTS	39
15.0	SAMPLE PREPARATION, SECURITY AND ANALYSIS
	15.1	2008 DRILLING PROGRAM PROCEDURES	40
	15.2	QUALITY CONTROL- ACTIVATION LABORATORIES LTD.	41
16.0	DATA VERIFICATION
	16.1	CM SITE VISIT AND INDEPENDENT SAMPLING	43
	16.2	DATABASE VERIFICATION	44
17.0	ADJACENT PROPERTIES		45
18.0	METALLURGICAL PROCESSING AND METALLUGICAL TESTING
	18.1	PREVIOUS METALLUGICAL STUDIES	45
	18.2	CURRENT METALLURGICAL STUDIES	46

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19.0	INFERRED MINERAL RESOURCE ESTIMATE
	19.1	INTRODUCTION	46
	19.2	RESOURCE METHODOLOGY	47
	19.3	KEY ASSUMPTIONS	47
	19.4	SUMMARY OF RESULTS	49
20.0	OTHER RELEVENT DATA AND INFORMATION
	20.1	ENVIRONMENTAL STUDIES	49
21.0	CONCLUSIONS		50
22.0	RECOMMENDATIONS		52
23.0	REFERENCES		54
24.0	CERTIFICATE		60
25.0	CONSENT OF AUTHOR		61
26.0	ILLUSTRATIONS

APPENDIX 1	SGS METALLURGICAL REPORT
APPENDIX 2	DIAMOND DRILL LOG SUMMARY- NORTHERN NUCLEAR
APPENDIX 3	DRILL SECTIONS- BANCROFT URANIUM
APPENDIX 4	DRILL SECTIONS- TWINNED HOLES
APPENDIX 5	DIAMOND DRILL LOGS AND ASSAY CERTIFICATES

LIST OF FIGURES
Figure 6-1	Claim Map- Monmouth Property
Figure 7-1	General Location of the Monmouth Property
Figure 9-1	Geological Setting of Monmouth Property
Figure 9-2	Property Geology
Figure 11-1	epresentative Cross Section 20+00E -Skarn Zone
Figure 12-1	Trench Location Map
Figure 12-2	Geophysical and Mapping Grid Base Map
Figure 13-3	2008 Drilling Program- Drill Hole Collar Map
Figure 13-4	2008 Drilling Program- Diamond Drill Cross Section 20+00E
Figure 19-1	Inferred Resource Section- 20+00E
Figure 19-2	Inferred Resource Plan Map

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LIST OF TABLES
Table 6-1	Monmouth Property- Mineral Claims
Table 13-1	Drill Hole Summary
Table 13-2	Summary of Assay Composites- 2008 Drill Program
Table 16-1	Summary of Verification Sampling Results
Table 19-1	Summary of Inferred Resources

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SUMMARY

PROPERTY DESCRIPTION

The Monmouth property consists of 12 unsurveyed contiguous mineral claims comprising 1136 ha. The unpatented mining claims are located in Monmouth
Township in the County of Haliburton in South Central Ontario. Two of the
claims have existing surface rights ownership with the remaining 10 claims being staked on Crown lands with no surface rights or other alienations.

The mining claims are summarized below.

Monmouth Property- Mineral Claims

Claim No.	Area (Ha)	Holder	Recording Date	Due Date
SO 4211944	64	Bancroft	2007-01-12	2009-01-12
SO 4211945	16	Bancroft	2007-01-12	2009-01-12
SO 4211946	32	Bancroft	2007-01-12	2009-01-12
SO 4211947	128	Bancroft	2007-01-12	2009-01-12
SO 4220039	64	Bancroft	2007-05-29	2009-05-29
SO 4211948	192	Bancroft	2007-01-12	2009-01-12
SO 4220037	32	Bancroft	2009-05-29	2009-05-29
SO 4220038	64	Bancroft	2009-05-29	2009-05-29
SO 4220034	32	Bancroft	2009-05-29	2009-05-29
SO 4211949	192	Bancroft	2007-01-12	2009-01-12
SO 4220036	64	Bancroft	2007-05-29	2009-05-29
SO 4220033	80	Bancroft	2007-05-29	2009-05-29
SO 4220035	176	Bancroft	2007-05-29	2009-05-29

LOCATION

The Monmouth Property is located approximately 150 kilometres northeast of
Toronto, Ontario. The town of Bancroft with a population of 3,500 is situated
40 kilometres east of the property. Access to the claim block is via the all weather provincial highway 503 which traverses the north boundary of the property. Several bush roads leading off of highway 503 afford internal access routes.

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OWNERSHIP

Bancroft Uranium Inc. formed a Canadian subsidiary, 2146281 Ontario Inc., in
August 2007 for the purpose of exploiting three mineral properties in Ontario,
Canada. Through our subsidiary, Bancroft controls an extensive regional resource totaling over 9,000 acres of mineral claims in Ontario, Canada that are prospective for uranium. 2,800 acres are currently held under mining claim and are being explored at the Monmouth Project.

GEOLOGY & MINERALIZATION

The Monmouth claim block lies within the Bancroft Terrane, which is located in the western part of the Grenville Province of the Canadian Shield.

The property is underlain by Proterozoic age carbonate metasediments which occupy roughly 30% of the northern half of the block and several bodies of mafic and mafic alkalic intrusive rocks which occupy most of the southern half of the block.

The calcitic marbles are invaded by several north by northeast striking, sinuous intrusive felsic bodies in addition to much smaller bodies of similarly oriented quartz-alkali feldspar pegmatite. Narrow lenses of
quartzofeldspathic and variably amphibolitic clastic sedimentary rocks are also present in the northern parts of the claim block.

The Monmouth uranium deposit can best be characterized using a metasomatic or contact metamorphic model such as Satterly (1957) has described under his category of “metasomatic deposit(s) in marble”. The metasomatic model requires source rocks, commonly hydrous intermediate to felsic-intermediate compositions and receptive host rocks. The best host rocks are carbonate sediments, being relatively soluble and highly reactive to hydrothermal solutions. Both of these components occur at the Monmouth
Property. Uranium mineralization occurs in a relatively flat lying, east dipping, roughly NE-SW striking zone of bright orange coloured calcite bearing diopside skarn. Millimetre scale, subhedral, earthy black grains of uraninite are visible in diamond drill core and trenches along with biotite, phlogopite, tremolite and small amounts of pyrite, pyrrhotite and molybdenite.

The mineralization has been tested for approximately 1200 feet along strike and 750 feet down dip and is open on both dimensions.

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EXPLORATION CONCEPT

The intent was to focus on areas in and around the historical drill results from the Northern Nuclear 1969 program in order to bring data into N.I. 43-
101 compliance. In addition, the drilling was designed to extend the known strike length and dip extent of the skarn that hosts the uranium mineralization, with the aim of expanding the historically estimated potential.

STATUS OF EXPLORATION

Diamond drilling on the Monmouth Property began on February 25th, 2008 and was completed by April 14, 2008. Twelve cross sections oriented at
110/2900 true were drilled along a strike length of some 1200 feet. The drilling investigated uranium bearing mineralization from several surface expressions (trenches) downdip to the southeast for a distance of about 750 feet. 52 NQ sized holes totaling 12,020 feet were completed.

A surface exploration program at Monmouth commenced in May of 2007 that was designed to confirm and follow up on historical work. The 2007 work program involved radiometric prospecting, mechanical trenching and sampling and limited, property wide geological mapping along a cut line grid.

The uranium bearing skarn has been traced for over 6,000 feet; detailed work was focused within a 1,500 foot long strike length.
An Inferred Resource Estimate has been prepared from the drill program data.

CONCLUSIONS

1-Uranium mineralization in a skarn package on the Monmouth Property as previously explored by Northern Nuclear Mines Ltd. in 1969 has been located

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2- The 2008 drilling program has sampled the mineralization and collected geological information on a hole spacing of about 100 feet by 100 feet in both strike and dip dimensions. This was adequate for the initial interpretation of geology and mineralization and the preparation of an inferred resource estimate.

3- Some uncertainty exists with respect to grade (also see 4 and 5 below). A better understanding of the structural geology and the impact of structure on the shape and size of mineralization would assist in further assessing the grade of the deposit. The visual character and distribution of uranium mineralization suggests that the distribution of metal values may be somewhat irregular in this deposit, that is, there may some outliers [nugget effect]. The grade from both surface data and drill holes remains unverified at the date of this report.

4- A substantial difference in U3O8 grade exists between the two resource estimates (based on diamond drilling) presented herein. Northern Nuclear reports a historical resource estimate of 2.0 MT at a grade of 0.045% (0.9 lb/ton) U3O8, based on 22 drill holes. Bancroft Uranium has drilled 52 holes in the same skarn zone. An inferred resource of 1.4 MT at a grade of 0.5 lb/ton
U3O8 has been estimated from this drilling. The difference in grades may be attributed to 1- a differing number and length of drill core samples taken and used to estimate grade with, 2- differing methods of sample analysis, and 3-
different grade estimation methods, one of which is unknown.

5- A comparison of 12 Northern Nuclear drill holes with nearby Bancroft holes shows generally higher assay values were returned in similarly sampled rock volumes by the 1969 holes verses 2008 holes.

6- The historical data and the current Bancroft information suggest that there is potential to enlarge the area of known mineralization and discover other significant uranium mineralization on the property.

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RECOMMENDATIONS

A concurrent program of surface exploration and a phase 2 drilling program are recommended. The program should continue to focus on and expand the known mineralization in the skarn rocks but should also begin evaluation of the radioactive pegmatite occurrences throughout the property. An overall budget of $1.0 to 1.5 M is proposed for surface exploration, data compilation, drilling, bulk sampling and check assay work with the objective of generating a database for a more rigorous resource estimate.

A phase 2 drilling program consisting of 50 to 60 drill holes comprising approximately 10,000 to 15,000 feet should be completed with the objective of verifying mineralogical continuity and tenor and expanding the deposit.
Fill-in holes should be added within the limits of the 2008 program and additional holes added both along strike and in both dip directions. A drilling budget of $800,000 (as part of the overall budget) is recommended.

A detailed structural interpretation should be completed within the mineralized skarn zones to further understand geological controls on the mineralization.

A composite 50 to 100 ton bulk sample should be removed from the skarn zone for further metallurgical testing, verification of the tenor, and the determination of the specific gravity of the mineralization.

A rigorous check assay program should be completed to verify tenor reported in the 2008 drilling.

A study of the statistical distribution of the metal content in the existing assay database should be undertaken.

Prospecting, mapping and sampling in the remainder of the claim block should be completed with an emphasis on a more detailed investigation of known radioactive mineralization in pegmatites in addition to discovering new radioactive occurrences of any type.

Compilation of the trench data should be undertaken and this information should be projected onto the drill sections to assist in tenor evaluation and mineralogical/structural interpretation.

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Compilation of radiometric and mapping data collected in 2007 on a base map should be undertaken.

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INTRODUCTION AND TERMS OF REFERENCE

4.1 TERMS OF REFERENCE

The following technical report was prepared to document exploration work
(diamond drilling), and provide an Inferred Resource of uranium mineralization found at the Monmouth Property (the “Property” or “Project”).
Bancroft Uranium Inc. (“Bancroft”) has a 100% interest in the property.

This report was prepared by Clarence R. Marchand P.Eng (“CM”) at the request of Mr. Les Hammond, President, Bancroft Uranium Inc. (“Bancroft”).
Bancroft is a Phoenix based resource company with its corporate office at:

8655 East Via De Ventura, Suite G200
Scottsdale, Arizona
85258

Tel: 1-866-860-2995
Email: info@bancrofturanium.com

This report is considered to be current as of July 6, 2008.

CM carried out a study of the relevant portions of the available literature and other documented information concerning the project. Discussions were held with technical personnel from Bancroft regarding all pertinent details of the project. Readers are referred to data sources outlined in the “Sources of
Information” portion of this report. The author made a site visit to the property on June 26, 2008

The current report has been prepared to provide an independent, NI 43-101 compliant report on the Monmouth Property. CM understands that this report may be used in support of the Initial Public Offering of the Company on the
TXS Exchange. The report may also be used to support further public equity financings.

4.2 SOURCES OF INFORMATION
This report is based in part on internal company technical reports and maps, and on published government reports and other public documents. These are listed in the “References” section 23.0 at the end of the report. Sections from reports authored by other consultants have been summarized and are referenced where appropriate.

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4.3 UNITS, CURRENCY AND GLOSSARY

Both metric and Imperial units are used in this report. Uranium assays returned from diamond drilling and trench (channel) sampling are reported in pounds per short ton (lb/ton). Canadian dollars (CDN$) are used in this report unless US dollars (US$) are specifically stated. The following Glossary of
Terms summarizes the meanings of terms used throughout this report.

“Bancroft”	means Bancroft Uranium Inc.
“BIF”	means banded iron formation
“$” and “CDN$”	means Canadian currency
“CIM”	means the “Canadian Institute of Mining, Metallurgy and Petroleum.”
“CSA”	means the Canadian Securities Administrators
“Cameco”	means Cameco Corporation
“CM”	means Clarence R. Marchand P.Eng
“CMB”	means Central Metasedimentary Belt
“cpy”	means chalcopyrite, a copper bearing sulphide mineral
“DNC”
 means Delayed Neutron Counting, a technique used to measure metal content by placing samples in a nuclear reactor and afterward measuring neutrons produced during fission of some of the U235 in the samples.

“DDH”	means diamond drillhole
“E”	means east
“eln”	means elevation level
“ft”	means feet
“g/t”	means grams per tonne
“ha”	means hectare
“km”	means kilometer
“lb/ton"	means pounds per short ton
“m”	means metre
“M”	means million

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“MA”	means millions of years
“Management”	means management of the Company
“masl”	means metres above sea level
“MNDM”	means Ontario Ministry of Northern Development and
Mines
“MT”	means millions of tons
“N”	means north
“NE”	means northeast
“NI”	means National Instrument
“NTS”	means National Topographic System
“NW”	means northwest
“Property”	means the Monmouth Property
“ppm”	means parts per million
“QP”	means Qualified Person
“REE”	means rare earth element
“S”	means south
“SE”	means southeast
“SCC”	means Standards Council of Canada
“SW”	means southwest
“Skarn”	means a metamorphosed limestone or dolomite often containing silicate and sulphide minerals
“t”	means tonnes (metric measurement)
“T”	means short tons (Imperial measurement)
“T/d”	means tons per day
“thermalized”	means moderated or slowed neutrons
“True Thickness”	means the thickness of a geological unit measured at 90 degrees to its true dip
“U”	means uranium
“U3O8”	means natural uranium-uranium mine concentrates commonly expressed in pounds (lb)
“US$”	means U.S. currency
”UTM”	means Universal Transverse Mercator
”VLF”	means very low frequency, a type of electromagnetic
survey
“W”	means west

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5.0 RELIANCE ON OTHER EXPERTS

CM has assumed that all information and technical documents listed in the
Sources of Information and References sections of this report are accurate and complete in all material aspects. CM has carefully reviewed all data made available to us; however we cannot guarantee the accuracy and completeness of this information. CM reserves the right, but will not be obligated to revise this report and the conclusions therein if additional information becomes known to us after the date of this report.

A draft copy of this report has been submitted to the client (Bancroft)
for a review of any factual errors. CM has relied upon Bancroft’s knowledge of the property and the work. Statements and opinions expressed in this report are presented in good faith and in the belief that any such statements are not false and misleading at the date of the report.

6.0 PROPERTY DESCRIPTION AND TENURE

6.1 INTRODUCTION

On September 14, 2007, Bancroft Uranium, Inc. entered into a Share
Purchase Agreement with 2146281 Ontario Limited, a private Canadian corporation with interests in three mineral properties in Ontario, Canada, that included the Monmouth Uranium Project. The Agreement provided that the Company would acquire 100% of the issued and outstanding shares of
2146281 Ontario Limited, including thereby ownership of the mineral interests, for payment of a 7% net mineral royalty and 1,250,000 shares of the Company’s common stock. The mineral rights interests also require additional cash payments which the Company will have to make.

Our Canadian subsidiary, 2146281 Ontario Inc., was formed in August, 2007 for the purpose of exploiting three mineral properties in Ontario,
Canada. Through our subsidiary, Bancroft controls an extensive regional resource totaling over 9,000 acres of mineral claims in Ontario, Canada that are prospective for uranium. 2,800 acres are currently held under mining claims and are being explored at the Monmouth Project.

P 14

2146281 Ontario Inc. had acquired the Monmouth claims from Yvon Gagne.
Under the terms of the agreement, the following claims were acquired:
mining claims representing 71 units in the Southern Ontario Mining Division,
Monmouth Township, Ontario, Canada

4211944 (4 units) – lot 5 con 7 and lot 6 con 7

4211945 (1 unit) – lot 7 con 7 (South ½)

4211946 (2 units) – lot 8 con 7

4211947 (8 units) – lots 5, 6, 7 and 8 con 6

4211948 (12 units) – lots 3, 4, 5, 6, 7 and 8 con 5

4211949 (12 units) – lots 3, 4, 5, 6, 7 and 8 con 4

4220033 (5 units) – Lots 3, 4, West ½ of Lot 5, con 3

4220034 (2 units) – all of Lot 2, con 4

4220035 (11 units) – East ½ of Lot 5, Lots 6, 7, 8, 9, 10, con 3

4220036 (4 units) – Lots 9, 10, con 4

4220037 (2 units) – Lot 9, con 5

4220038 (4 units) – Lots 11, 12, con 5

4220039 (4 units) – Lots 9, 10, con 6

The claims were transferred to 2146281 Ontario upon Gagne’s receipt of
500,000 common shares. Within thirty days following the delivery of the common stock, Gagne provided 2146281 Ontario with executed transfers of an undivided hundred (100%) percent interest in the Claims to 2146281
Ontario and Bancroft Uranium Inc. to legally record the transfers. The project is subject to a 3% NMR (Net Mineral Royalty) that may be partially purchased by 2146281 Ontario at any time (as to 50% thereof - leaving Gagne with an
NMR equal to 1.5%) by 2146281 Ontario paying to Gagne $1,500,000.

The project is subject to cash payments of $5,000 which was paid upon signing of the term sheet subject to 60 day due diligence, $15,000 which was paid to Gagne on or before May 14, 2007, $40,000 was paid to Gagne on May
14, 2008; $60,000 will be paid to Gagne by no later than May 14, 2009; and
$80,000 will be paid to Gagne by no later than May 14, 2010.

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6.2 MONMOUTH PROPERTY DESCRIPTION

The Monmouth property consists of 12 unsurveyed contiguous mineral claims comprising 1136 ha (71 units). The unpatented mining claims are located in
Monmouth Township in the County of Haliburton in South Central Ontario.
Two of the claims have existing surface rights ownership with the remaining
10 claims being staked on Crown lands with no surface rights or other alienations.

The focus of work performed by Bancroft is a mineralized skarn package located in the northeast corner of the property on claims SO4211944 and
SO4211947.

The mining claims are summarized in Table 6-1 and a view of the claim block with the Skarn Zone location is presented in Figure 6-1.

All claims are in good standing at the time of this report.

Table 6-1 Monmouth Property- Mineral Claims

Claim No.	Area (Ha)	Holder	Recording Date	Due Date
SO 4211944	64	Bancroft	2007-01-12	2009-01-12
SO 4211945	16	Bancroft	2007-01-12	2009-01-12
SO 4211946	32	Bancroft	2007-01-12	2009-01-12
SO 4211947	128	Bancroft	2007-01-12	2009-01-12
SO 4220039	64	Bancroft	2007-05-29	2009-05-29
SO 4211948	192	Bancroft	2007-01-12	2009-01-12
SO 4220037	32	Bancroft	2009-05-29	2009-05-29
SO 4220038	64	Bancroft	2009-05-29	2009-05-29
SO 4220034	32	Bancroft	2009-05-29	2009-05-29
SO 4211949	192	Bancroft	2007-01-12	2009-01-12
SO 4220036	64	Bancroft	2007-05-29	2009-05-29
SO 4220033	80	Bancroft	2007-05-29	2009-05-29
SO 4220035	176	Bancroft	2007-05-29	2009-05-29

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Highway 503
SO 4211944
SO 4211945
SO 4211946
Skarn Zone
SO 4211947
SO 4220039
SO 4220038
MR held
with SR
SO 4220037
SO 4211948
SO 4220036
SO 4211949
SO 4220034
SO 4220035
SO 4220033
4979000N
4974000N
NAD 27
0 200
Metres

Bancroft Uranium Inc.
Claim Map- Monmouth Property

Figure 6-1

7.0 LOCATION, ACCESS, PHYSIOGRAPHY AND INFRASTRUCTURE

7.1 LOCATION AND ACCESS

The Monmouth Property is located approximately 150 kilometres northeast of
Toronto, Ontario. The town of Bancroft with a population of 3,500 is situated
40 kilometres east of the property. Access to the claim block is via the all weather provincial highway 503 which traverses the north boundary of the property. Several bush roads leading off of 503 afford internal access routes.
See Figure 7-1.

7.2 PHYSIOGRAPHY

The Property covers an area of irregular, rolling topography (10-20 metre relief) interspersed with more abrupt hilly or ridged terrain with locally 20 to
50 metre relief. Irregular drainage feeds swamps and small ponds in the low lying areas. The Irondale River snakes across the central part of the block from east to west.

The property is entirely covered with mixed boreal forests. Areas at higher elevations are typically covered by deciduous species with mixed coniferous stands occupying areas of lower elevation.

7.3 INFRASTRUCTURE

Two small centers able to furnish basic exploration supplies are Gooderham and Wilberforce; these settlements are within 6 and 15 kilometres of the property respectively and easily accessible by Highway 503.

The larger town of Bancroft is an established community serving the north central Ontario region. Historically the Bancroft area has been the focus of uranium mining and related exploration activities since about 1929. This will facilitate any future development of the Property. Several provincial highways converge at Bancroft allowing good access to southerly facilities and markets.

Cameco’s uranium processing facility is located some 105 kilometres south of the property at Port Hope on Lake Ontario.

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ONTARIO
QUEBEC
0
800
KM
ONTARIO
QUEBEC
SUDBURY
OTTAWA
PRECAMBRIAN
Monmouth Property
PHANEROZOIC
TORONTO
0
200
KM

Bancroft Uranium Inc.
Location Map- Monmouth Property

Figure 7-1

EDGARizer - Image Ec

Electrical power is available at the property through an exiting transmission line following highway 503 and potentially via a small hydroelectric plant located on claim SO 4211497 on the Irondale River. This facility is operated by Devil’s Gap Power Corporation. It produces approximately 200,000 KWH of power.

8.0 HISTORY AND PREVIOUS EXPLORATION

8.1 INTRODUCTION

Portions of this report summarize information that is historical in nature and which may contain terms or descriptions that may not reflect modern terminology or that are unclear. Two examples are cited; 1- mineral resource or reserve categories may not be appropriate under the current regulatory regime, and 2- the tenor of samples may be reported but it is not stated
whether the values are radiometrically or chemically derived. Nevertheless, the data has been presented in its original form to preserve historical accuracy. Readers should not relay on such information to be relevant or in keeping with current practices.

Any resource estimates contained in this chapter are considered historical in nature and are based on prior data that cannot be verified. The work needed to verify the classification of any such estimates has not been done.
Therefore any such resource estimates cannot be treated as defined by NI
43-101. Such estimates should not be relied upon. There is no assurance that any such resources will ever become economically viable, either in whole or in part.

8.2 EXPLORATION HISTORY

A number of exploration programs were conducted on portions of the present
Monmouth claim block from 1954 through to 1982. The uranium prospect originally explored by Wadasa Gold Mines and later by Northern Nuclear in
1969 is the target of the current exploration program.

Jesko Uranium Mines Ltd. (1954)

In 1954 to 1955, Jesko Uranium Mines held a block of 27 claims in
Concessions 3 and 4, Lots 6 through 16 in southwest Monmouth Township.

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Three radioactive showings located on and northeast of Hadlington Lake were investigated in 1954 by surface trenching and the completion of 13 diamond drill holes totaling 1998 feet. The number one showing located on the north shore of Hadlington Lake was a lenticular leucogranite pegmatite body which was explored by opening three trenches. Geiger readings varied between 4x and 10x background. Four grab samples taken from the showing averaged 0.108% U3O8. The number two showing was located about 700 feet north of the number 1 showing. A shoreline exposure of leucogranite pegmatite was exposed for about 50 feet wide by about a 200 feet length.
Five shallow test pits were blasted into the pegmatite. Geiger readings in three pits were 4x background and in the remaining two about 6x background. Four grab samples from the showing averaged 0.09% U3O8.
Accessory minerals encountered included magnetite, purple fluorite, allanite and uranothorite. The number three showing was located 31 chains at N200E from the number two showing at Hadlington Lake. A dyke or sill of leucogranite pegmatite striking at about N300E was explored by opening three trenches and a number of small pits over about 450 feet of strike length. The body is exposed for 50 to 90 feet and intruded biotite or hornblende gneisses. Abundant magnetite and accessory zircon, uranothorite and uraninite were noted. Geiger readings were typically 5x to 12x with rare spot readings of 18x where magnetite was more abundant. Eleven grab samples taken at 25 to 50 foot intervals from freshly blasted pits over a length of 200 feet returned an average of 0.198% U3O8. These samples came from the north part of the showing. Three grab samples taken over 250 feet from the southern part of the showing returned an average of 0.05% U3O8.
(Satterly, 1957)

Wadasa Gold Mines Ltd. (1954)

Wadasa Gold Mines Ltd., held 22 claims in Monmouth Township. In 1954 a uranium showing in Lot 5, Con 6 was explored by trenching and drilling.
Seven diamond drill holes were completed totaling 1813 feet. One trench was opened for 195 feet exposing granitic pegmatite on which geiger readings averaged 4x background and micaceous marble which returned average readings of 17x background. An 80 lb bulk sample taken over a length of 35 feet from this trench assayed 0.14% U3O8. Six drill holes tested the main exposure and of these, 3 cut ore grade material over mineable widths. The seventh drill hole tested another zone beneath overburden some
100 feet northwest of the main zone and returned six feet assaying 0.011%
U3O8 (radiometric). Three additional pits were opened late in 1954 and sampled; these returned radiometric assays ranging from 0.002 to 0.163%
U3O8. (Satterly, 1957)

P 19

Urotomic Mines Ltd. (1955)

Urotomic Mines Ltd. completed two diamond drill holes totaling 723 feet in the south ½ of Con 5, Lot 12 of Monmouth Township. The first drill-hole log indicates the hole cut a sequence of pegmatite, skarn and then sediments.
The second log reports the hole having cut biotite schist and then skarn. No radiometric or chemical assay data is recorded. (Barton, 1955)

D.C. McKechnie (1955)

D.C. McKechnie records having drilled three -900 diamond drill holes totaling
91 feet in the S ½ of Concession 6, Lot 10, Monmouth Township in September
of 1955. The three holes intersected skarn. No radiometric or chemical assay data is recorded. (McKechnie, 1955)

Fairley Red Lake Gold Mines Ltd. (1956)

Fairley Red Lake Gold Mines held 11 claims in the southwest part of
Monmouth Township. Work was conducted on a radioactive leucogranite body in the north half of Con 3, Lot 4 cutting amphibolite. A scintillometer survey, seven packsack holes totaling 483 feet and a 20 foot long trench was completed at this showing. The granitic body is known to be 200 feet wide and was traced for 800 feet to the northeast. In the trench, geiger readings were 20-30x background with lows of 10x-14x background in the leached zone near surface. Erratic spot highs on the granite ranged between 2x and
7x background. (Satterly, 1957)

Northern Nuclear Mines Ltd. (1969)

Northern Nuclear Mines Ltd. acquired 15 claims in Monmouth Township. Of interest was a uranium occurrence in the N ½ of Lot 5, Con 6. In 1969 a drilling program comprising 11,139 feet in 48 diamond drill holes was completed. In addition an open cut some 40 feet long by 12 feet wide by 14 feet high at the face was excavated and 10 tons of material was shipped to
Lakefield Research of Canada Ltd. for metallurgical testing. A considerable amount of high grade material was encountered in the cut. The open cut and
45 of the drill holes tested a zone of radioactive micaceous skarn (A-Zone), while the remaining 3 holes intersected a granitic pegmatite horizon.

P 20

Significant assays were intersected in drill holes over a strike length of 1,600 feet. An average assay thickness of the skarn zone was established at 25 feet. The A-Zone was estimated to contain 2,000,000 tons of material at an overall average grade of 0.045% (0.9 lb) U3O8 from 22 holes. Both chemical and radiometric methods were used to establish this grade. (See Appendix 2 for Northern Nuclear Log Summary)

Preliminary metallurgical testing using gravity separation techniques yielded an 81.3% recovery of uranium oxide from a concentrate weighing 3.3% of the feed. (Evans, 1968, 1969, Scobie, 1969)

Imperial Oil Ltd. (1975)

Imperial Oil held claims in Con 5, Lots 3-8 and Con 6, Lots 9 and 10 in
Monmouth Township. Radiometric surveys and geological mapping was conducted in 1973 and 1975 respectively on these claims. 35 miles of traverse was completed. Radioactive granitic and syenitic pegmatites were found intruding syenite gneiss, marble and nepheline gneiss. Assessment maps show spotty anomalies in gabbroic rocks and a larger pegmatite body in the eastern portion of the claim block. (Hasan 1974, Farstad 1975)

Western Mines Ltd. (1979)

Western Mining commissioned Kenting Earth Sciences Ltd. of Ottawa,
Ontario in July, 1979 to complete an airborne geophysical survey over the west half of Monmouth Township. Radiometric, magnetic and VLF surveys were completed along 255 line miles. Eight significant radiometric anomalies were detected; the report’s author suggested that these features were targets already known from earlier work. The magnetic survey highlighted more strongly magnetic rocks in the southern part of the survey area, which corresponds to mafic lithologies in that area. The VLF survey picked out existing power lines on the claim block. (Stemp, 1979)

P 21

Gaslight Petroleum Ltd. (1982)

Gaslight Petroleum Ltd. held 71 claims in Monmouth Township in
Concessions 3 through 6, covering part Lots 2 through 13. Mapping, radiometric surveys and geochemical surveys were completed. Eight anomalous zones were reported. (Gledhill, 1982)

9.0 GEOLOGICAL SETTING

9.1 REGIONAL GEOLOGY

The Monmouth Property is located within the Grenville Province of the
Canadian Shield. The Grenville is a complex orogenic zone of Proterozoic age (circa 1.1 billion years) which is thought to truncate several older geologic provinces.

Within the Grenville are found several belts or structural/metamorphic zones of rocks; the Central Metasedimentary Belt is the regional host of the
Property. This belt has been described as an accumulation of supracrustal rocks, intruded by a range of plutonic phases, diverse in composition and of syntectonic and post tectonic ages. The package has been deformed and metamorphosed to grades between greenschist and granulite facies.

Within the CMB are a number of terranes; hosting the Monmouth claim block is the Bancroft Terrane. This region of calcitic and dolomitic marbles and minor siliceous, clastic and volcaniclastic sediments is cut by plutonic tonalite-granodiorite and gabbro-diorite-syenite-granite complexes. Syenitic and nepheline syenite rocks and metasomatic phases (skarns, pegmatites)
are also present. The rocks in the Bancroft terrane are often metamorphosed to upper amphibolites facies grade.

Structurally the CMB is complex. Numerous large scale structural breaks have been mapped as fault zones (Masson, 1982a,b) and these features have in turn been used to help subdivide the CMB into various terranes. Late tectonic structures or high strain zones are thought to be the loci for emplacement of granitic pegmatites. As well, there is probably some association of pegmatite intrusion with sheared and low angle faulted marble contacts (Bright, 1980; van der Pluijm and Carlson, 1989; Carlson et al., 1990;
Lentz, 1992).

P 22

9.2 PROPERTY GEOLOGY

The Monmouth claim block lies within the Bancroft Terrane, which is located in the western part of the Central Metasedimentary Belt. (see Figure 9-1)

The property is underlain by carbonate metasediments which occupy roughly
30% of the northern half of the block and several bodies of mafic and mafic alkalic intrusive rocks which occupy most of the southern half of the block.

The calcitic marbles are invaded by several north by northeast striking, sinuous bodies of alaskite (circa 1250-1240 Ma) alkalic syenite and nepheline syenite ( circa <1290>1250 Ma) in addition to much smaller bodies of similarly oriented quartz-alkali feldspar pegmatite. The pegmatites are thought to be related to a late fenite-carbonatite suite (circa 1070-1040 Ma).
Narrow lenses of quartzofeldspathic and variably amphibolitic clastic sedimentary rocks are also present in the northern parts of the claim block.
(Lumbers and Vertolli, 2000).

Mafic rocks to the south consist of gabbros and diorites; these are cut by pegmatite dykes and small swarms of the same and relatively narrow and irregular bodies of alkali syenite. Narrow irregular bands of calcitic marble are also present towards the southern claim boundary, although in small volumes as compared to the north part of the block (Lumbers and Vertolli,
2000).

The Monmouth deposit is located in a skarn zone within calcitic marbles which are sandwiched between a pear-shaped body of alaskite and a more linear, northeast striking area of alkali syenite in the extreme northwest corner of the claimblock. Metre scale, northeast striking exposures of red to pink granitic pegmatite are present in the immediate area also. (see Figure 9-
2).

10.0 DEPOSIT TYPES

10.1 URANIUM DEPOSITS IN THE BANCROFT AREA.

The uranium occurrences in the Bancroft area can be subdivided into three main types as presented by Satterly (1957); these include 1) deposits in granitic pegmatites, 2) metasomatic skarn deposits and 3) hydrothermal vein deposits. Later researchers have retained this classification and investigated the close spatial relationship between the three types of deposits.

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SO 4211944
SO 4211946
SO 4211945
SO 4220039
Skarn Zone
2008 Drilling
SO 4211947
SO 4220038
SO 4220037
SO 4211948
SO 4220036
SO 4211949
SO 4220034
SO 4220035
SO 4220033
Lithologic Key
27A Late Granitic Pegmatite
26 Late Nepheline Syenite Pegmatite
19AB Felsic Intrusive Rocks (alaskite)
17BA Mafic Intrusive Rocks
12A Alkalic Syenite
11ABCDE Nepheline Syenite
10C Mafic Alkalic Rocks
7A Dolomitic Marble
6B Calcitic Marble
6A Amphibole-Rich Metased Rocks
3B Qtz-Rich & Feldspathic Metased Rocks
Figure 9-2
Monmouth Project
Property Geology
NAD 27
(after Lumbers, et al, 2000)

A number of hypotheses for the origin of the deposits have been proposed.
These include ideas ranging from primary igneous (carbonatite)
sources(Spence, 1929; Heinrich, 1966) to crustal anatexis (Allen, 1971;
Tremblay, 1974; Ford, 1982, 1983) to hydrothermal replacement (Storey and
Vos, 1981) or metamorphic or magmatic hydrothermal processes (Hewitt,
1967; Nishimori et al., 1977; Fowler, 1980; Storey and Vos, 1982; Fowler and
Doig, 1983a and b; Shaw, 1958; Vokes, 1963; Karvinen, 1973; Carter et al .,
1979; Masson and Gordon, 1981; Currie, 1951; Satterly, 1957; Lang et al.,
1962; Kreczmer, 1974; Rowe, 1952; Wilson, 1924; and Powell, 1965). The
deposits generally have a spatial relationship with marbles in the Central
Metasedimentary Belt and occur in rocks of upper amphibolite facies metamorphic grade (Lentz, 1992).

Important mineralogical associations with uranium in these deposits include molybdenum, apatite, biotite, calcite, fluorite, REE and Ca pyroxene. Other accessory minerals may include pyrite, pyrrhotite, magnetite and feldspar.

Uranium was first discovered in the Wilberforce area in 1922 during exploration for radium. The Richardson (Fission) fluorite-apatite-calcite vein was found to contain uraninite (Ellsworth, 1932). In the mid 1950’s a number of pegmatite, skarn and vein type deposits were discovered and some were developed into small operations. Several of the uranium-pegmatite occurrences went into production in the mid 1950’s but had short production runs. Robertson (1978, 1981) reports a total production of 5500 tons of U3O8 at a grade of 0.17% U3O8 from these deposits. Most significant was the
Faraday (pegmatite) mine which was opened again in 1975 (Madawaska
Mine) and remained in production until 1981 (Masson and Gordon, 1981). The deposit contained 5,260,000 tonnes at a grade of about 0.10% U3O8
(Alexander, 1986).

10.2 DEPOSIT MODEL

The Monmouth uranium deposit can best be characterized using a metasomatic or contact metamorphic model such as Satterly (1957) has described under his category of “metasomatic deposit(s) in marble”.

P 24

The metasomatic model requires source rocks, commonly hydrous intermediate to felsic-intermediate compositions and receptive host rocks.
The best host rocks are carbonate sediments, being relatively soluble and highly reactive to hydrothermal solutions. Both of these components occur at the Monmouth Property.

Historical exploration on the site (trenching and drilling) has found uranium mineralization in both altered carbonate metasediments and in granitic pegmatite bodies intimately associated with the marbles.

Other discreet felsic bodies (pegmatitic and otherwise) in the vicinity of the prospect are also variably radioactive; this suggests that models describing uranium bearing felsic intrusive rocks should also be applied when exploring the property.

The current exploration program is the first phase of 43-101 compliant investigation of a known uranium bearing skarn or marble package. The intent has been to re-evaluate the known mineralization and apply any new knowledge gained to help expand the deposit and find new similar deposits on the property using both metasomatic and intrusive models.

11.0 MINERALIZATION

11.1 INTRODUCTION

The Monmouth deposit is located in the northwest corner of the claimblock in calcitic marbles which are sandwiched between a pear-shaped body of alaskite and a more linear, northeast striking area of alkali syenite in the extreme northwest corner of the claimblock. The zone explored by Northern
Nuclear in 1969 is exposed on surface in several trenches and old cuts on a roughly north-south striking ridge.

Uranium mineralization occurs in a relatively flat lying, east dipping, roughly
NE-SW striking zone of bright orange coloured calcite bearing diopside skarn.
Millimetre scale, subhedral, earthy black grains of uraninite are visible in diamond drill core and trenches along with biotite, phlogopite, tremolite and small amounts of pyrite and molybdenite. Figure 11-1 illustrates a typical cross section.

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Section 20+00E

Section 20+00E

Figure 11-1
Representative Cross Section
Monmouth Project
Section 20+00E
Ref Line
Surface Trenches
Surface
Surface 2000E
Granitic Pegmatite
Calcitic Alteration Zone
Calcitic Alteration Zone
Skarn Package
Alaskite
Alaskite
Section Cut At 110° true
0
50
Metres
0
100
200
Feet
0
50
Metres
Sample Key
Geological Key
Monmouth Project
Section 20+00E
Diamond Drill Hole Section
Section Cut At 110° true
BANCROFT
uranium inc.
May 2008

Figure 11-1

11.2 HOST ROCKS

11.2.1 ROCK TYPES

The Monmouth deposit is hosted in a pale grey-green medium to coarse grained calcitic marble sequence which is variably altered with diopside, tremolite, biotite and salmon orange colored calcite. Intercalated and/or interbedded with the primary carbonate metasediment are occasional foot scale thick layers/beds of fine grained sandy carbonate and slightly thicker and more abundant dark grey to pale purplish very fine grained and siliceous layers of variably magnetic sediment interpreted as oxide facies BIF. Other thin beds of non-magnetic, fine grained, arenaceous sediments are also present.

Stratigraphically above the grey-green uraniferous skarn is present a pale bone white, fine to medium grained weakly siliceous calcitic carbonate rock logged as “porcelaineous skarn”. This phase is exposed via drilling in a down dip direction only and does not host any significant mineralization (including diopside, orange calcite or uranium minerals), nor has it been found in outcrop to date.

The BIF and other detrital units are found in many drillholes and may be usable as marker horizons. The distribution of these rocks along with the orientation of the contact between the grey-green diopside skarn package and the overlying “porcelaineous skarn” suggests the primary metasedimentary stratigraphy may be striking at approximately 0200 true and dipping approximately 20-300 to the east.

Intruding the skarn are a number of thin (sub-foot apparent thickness) fine grained mafic and felsic dykes. These rocks commonly cut drill core at high core angles although not exclusively. The mafic phases are typically very fine grained, and often altered with chlorite, amphibole?, serpentine and very fine calcite. Very common is the development of biotitic alteration halos or rinds along dyke margins. These rocks are variably magnetic; responses are weak with the pen magnet. Small amounts of fine pyrite and pyrrhotite are present in many of these rocks.

P 26

Felsic dykes or zones vary in grain size from pegmatitic (granitic) to medium grained, looking very much like the footwall alaskite, to very fine grained, with a microcrystalline aspect. They vary in colour from pale pink to grey to almost brownish. Typically these rocks are very hard (silicified) and variably mineralized with fine subhedral pyrite and pyrrhotite. Some portions of these rocks are weakly hematized where silicification appears more intense.

Below the carbonate package, a pale pink to reddish toned, medium to medium coarse grained granitic (alaskite) rock forms the footwall. These rocks are in sharp contact with the overlying skarn and consist of predominantly feldspar and slightly finer interstitial quartz with no appreciable primary mafics. The rocks are weakly magnetic in some examples and slightly pyritic, becoming slightly more so where weak silicification and hematization has occurred.

Portions of the alaskite are more pegmatitic and appear similar to pegmatites described cutting the skarn rocks above.

11.2.2 ALTERATION AND VEINING

The carbonate rocks are variably altered with coarse crystalline pale green subhedral diopside throughout with the exception of the overlying
“porcelaineous skarn” unit.

Variable amounts of biotite, phlogopite, muscovite, tremolite, apatite, and zircon? also occur as fine speckling throughout the grayish to off white coarse calcitic hosting matrix. These minerals are interpreted to have overprinted or been added to an earlier diopside-calcite assemblage.

Heavier bands, layers, patches or marginal rinds of the micas occur as discreet features, or sometimes associated with shears or faults, or as alteration halos surrounding mafic dyke rocks.

Dark grey, wispy and flamey quartz stringers and inch scale high angle veins and swarms of the same crosscut many parts of the skarn package although they are more common in the upper portion of the sequence in the diopside skarn. These veins are often barren but not exclusively so; small amounts of pyrite and pyrrhotite may be present.

P 27

Very fine siliceous microfractures are visible in many of the felsic lithologies.
Calcite “veining” is slightly more ambiguous; salmon orange to pale orange to pale yellow calcite to pale pink calcite has invaded much of the skarn package. Associated with it is fine grained uraninite, pyrite, pyrrhotite and minor magnetite along with variable amounts of tremolite and mica as fine speckling. The orange or “salmon” calcite is generally fairly coarse grained and although “patchy” describes its texture, there is a sense that the fluid originally crosscut the host carbonate at high core angles. Orange calcite is variable in its coverage; if these are indeed veins per se, then they may be several feet wide in many instances. Pink calcite veins, in contrast are generally much thinner (less than a foot wide), are finer grained and appear much more like fracture-fillings, again at very high core angles.

Other examples of calcite alteration (both orange and pink varieties) appear more like a weak pervasive background wash.

Chlorite, serpentine and amphibole(?) are found in and around mafic dykes and as interstitial infillings in what are interpreted as healed breccias zones.
Chlorite has overprinted portions of skarn material presenting a dark grass green, somewhat finer grained rock with a patchy texture. Very fine, high angle fracture-fillings of serpentine are more common lower in the skarn system.

Very fine chlorite is typical in many of the felsic dykes, often defining a subtle foliation, or occurring as an interstitial alteration product in the groundmass.

Patchy, watery grey to almost colourless, generally barren quartz and calcite are not common, but do occur.

Weak hematite alteration occurs in association with local pervasive silicification in many of the felsic rocks.

Pyrite and pyrrhotite are common throughout the skarn system. Fine (mm scale) anhedral grains are sprinkled throughout the carbonate groundmass, with larger subhedral plates forming in close associations in and around veining, dyke contacts and in brecciated zones. Pyrrhotite is often slightly more abundant. Pyrite is sometimes closely associated with magnetic grains.
Traces of chalcopyrite have been identified, normally in association with higher concentrations of pyrite and pyrrhotite.

P 28

Very fine magnetite, hematite and pyrrhotite occur in fine grained laminated sediments lower in the skarn sequence.

Molybdenite occurs as fine blades or blebs, most commonly in the pale green, diopside skarn, higher in the skarn sequence.

11.2.3 STRUCTURE

A subtle high angle [to the core axis] foliation, or layering or banding permeates much of the skarn system. In general this fabric becomes more pronounced approaching the footwall alaskite; increasing amounts of aligned chlorites and micas are typical.

Felsic dykes and the footwall alaskite are similarly foliated; both contain very fine chlorite metacrysts lying at moderate to high core angles.

Portions of the skarn, again more so approaching the alaskite are locally brecciated and healed with serpentine, calcite and quartz. Many of the pegmatite units logged throughout the skarn system appear to be coarsely brecciated and recemented with a siliceous, slightly hematitic fluid. Very fine siliceous microfractures overprint these often fuzzy textures in turn.

Late faults, typically slightly gougy or sandy crosscut all portions of the skarn package and the mafic and felsic dykes. These features are thought to post date the orange calcitic alteration and its associated uranium mineralization.

The faulting lies at moderate to high core angles with the vast majority logged at high angles.

11.3 URANIUM MINERALISATION AND MINERALOGY

Earthy, black, millimeter scaled subhedral uraninite was the only uranium mineral identified in hand specimen in the core. The uraninite occurred in several environments.

Of greatest importance is the association of fine uraninite and zones of pale orange to more intense salmon toned calcite veining/alteration. Individual grains or groups of grains were observed randomly throughout these alteration zones. The greatest intensity of orange colour in the calcite alteration coupled with slightly greater amounts of pyrite, pyrrhotite, mica and tremolite often correlated well with U tenor in these zones. Uraninite grains varied from 1-2 mm to 4-5 mm and exhibited diffuse, rather fuzzy grain boundaries. The widest intervals and the highest tenor of uranium assays were normally found in this environment.

P 29

Other less common occurrences of visible uraninite were located lower in the skarn system both with and without orange or pink calcite alteration/veining. Often felsic dykes were nearby.

A very few relatively coarser grains of uraninite were found in the pale green, diopside and calcite skarn at the top of the skarn sequence. These rare occurrences were lacking in calcite veining/alteration and any significant sulphide or micaceous alteration.

One area in a granitic pegmatite with a strong radioactive response carried very fine grains of a black mineral, possibly uraninite.

Radioactive zones without visible uraninite were associated with felsic intrusive rocks, both fine grained and pegmatitic varieties and zones of biotitic alteration both as discreet layers or bands or where biotite and phlogopite formed alteration halos against other rocks, often mafic or felsic dykes.

12.0 EXPLORATION

12.1 OVERVIEW OF SURFACE EXPLORATION

A surface exploration program at Monmouth commenced in May of 2007 that was designed to confirm and follow up on historical work. The 2007 work program involved radiometric prospecting and hand trenching followed by mechanical trenching with a back hoe and washing of surface outcrops with diamond saw channel sampling to test maximum surface exposures.

Work also included limited, property wide geological mapping along a cut line grid. The line grid was cut on 100 metre centers and totals in excess of 160 kilometres. The grid was prospected by crews using radiometric survey tools as in hand held scintillometers. The uranium bearing skarn has been traced for over 6,000 feet; detailed work was focused within a 1,500 foot long strike length.

P 30

Trenching began with hand tools and where warranted, a backhoe was utilized to further expose bedrock. Crews used hand pumps to wash outcroppings and trenches prior to sampling. A diamond hand saw was used to cut 1-2 inch deep channel samples over intervals that did not exceed 5 feet. Samples were bagged and tagged and submitted for chemical analysis.

12.2 TRENCH SAMPLING

At the time this report was prepared, only limited detailed trench information was made available to the author for inclusion into this report as Bancroft was still assembling this data at the time. A few highlights of the channel sampling are included, as are the sizes and locations of the trenches.

Trenches are located as follows: T7- L21+90E to L22+90E, T24- L21+90E, T6-
L21+70E, T23- L20+90E, T25- 19+40E, T10- L17+20E, T11- L17+20E, T12-
L17+00E, T13- L16+90E, T14 to 17-L16+00E and T18- 14+30E. (See Fig 12-1)

A stripped area of approximately 6,700 square feet, in a total of 14 trenches was exposed over a strike length of 860 feet. Black, earthy subhedral crystalline uraninite grains up to a ½ inch across occurred within the trenched skarn zone.

At Trench location T-17, detailed channel saw sampling returned grades of
0.158% U3O8 over 10 meters or 3.16 lbs/ton U3O8 over 32.8 feet. This includes an interval of 0.31% U3O8 over 5 meters or 6.2 lbs/ton U3O8 over 16.4 feet.
Other intervals include channel saw sample results of 1.7 lbs/ton U3O8 over
29.52 feet and in Trench-24, 2.6 lbs/ton U3O8 over 9.8 feet.

12.3 GEOPHYSICAL SURVEYS AND MAPPING

At the time this report was prepared, only limited information from the geophysical work, mapping and sampling was made available to the author for inclusion into this report. Bancroft was compiling this data at the time. A few highlights of the work are included herein.

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SO 4211944
SO 4211945
SO 4211946
SO 4211947
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SO 4220033
Skarn Zone
2008 Drilling
2007 Trenching
Location Map
TRENCH 7
TRENCH 24
TRENCH 6
TRENCH 23
TRENCH 25
TRENCH 10
TRENCH 11
TRENCH 12
TRENCH 13
TRENCH 14,15,16,17
TRENCH 18
access road
711700E
4977700N
0
50
Metres

Figure 12-1

Monmouth Project

Trench Location Map

Approximately 54 kilometers of grid line was mapped and prospected with scintillometers. Radiometric readings were recorded with the scintillometer at 25 metre stations, and locally more often as dictated by changing geology and the size and density of radiometric anomalies. Grab samples were taken at significant anomalies.

The work revealed approximately 140 radiometric anomalies scattered across the entire property with greater concentrations occurring around the skarn zone and in the more southerly parts of the property, most commonly in pegmatite bodies intruding mafic intrusive rocks. Scintillometer readings of 20 to 30 times background were recorded in some locations. Rock types mapped included several types of syenite, several areas of skarn, minor amounts of gritty feldspathic sediments and larger amounts of mafic intrusive rocks, both fine and coarse grained. (see Fig 12-2)

13.0 DRILLING

13.1 INTRODUCTION

Diamond drilling on the Monmouth Property began on February 25th, 2008 and was completed by April 14, 2008. The intent was to focus on areas in and around the historical drill results from the Northern Nuclear 1969 program in order to collect data in N.I. Policy 43-101 compliance. In addition, the drilling was designed to extend the known strike length and dip extent of the skarn which hosts the uranium mineralization with the aim of expanding the 1969 estimated potential.

13.2 2008 PROGRAM OVERVIEW

Drill holes completed in 1969 by Northern Nuclear were drilled at -900 and oriented on a series of section lines with a 1100 true azimuth. Before drilling in 2008 commenced, the Northern Nuclear drill hole collars were surveyed and the original grid was recreated on a digital drill plan. Surveyed collars of the 1969 holes were plotted on plan and then projected onto a fresh set of digital sections. Geologic interpretation was added to the sections and the
2008 program was subsequently designed.

New holes were located using tape and compass from the 1969 drill casings.
In order to more easily incorporate the 1969 drill information all new drill data was collected using the Imperial system. This required the conversion of metric drill rod information into feet during logging. Casing was left in all holes and all holes were capped.

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SO 4211946
SO 4211944
SO 4211945
SO 4220039
Skarn Zone
showing drilling grid
SO 4211947
SO 4220038
SO 4220037
SO 4211948
SO 4220036
SO 4211949
SO 4220034
SO 4220035
SO 4220033
Key
significant radiometric anomalies
surveyed grid line with station
watercourses and ponds
Bancroft Uranium Inc.
Geophysical and Mapping Grid Base Map
Figure 12-2
NAD 27

Both inclined holes and -900 holes were utilized. Angle holes were typically drilled to the west (az 2900 true) at dips of about -46 degrees. This orientation was designed to intercept the main target zones at roughly 90 degrees to the assumed dip. Downhole dip tests were taken in the -46 holes and all collars were surveyed after program completion. A summary of the drill holes is found in Table 13-1.

13.3 SUMMARY OF RESULTS

Twelve sections oriented at 110/2900 true were drilled along a strike length of some 1200 feet. The drilling investigated uranium bearing mineralization from several surface expressions (trenches) downdip to the southeast for a distance of about 750 feet. (See Figures 13-3, 13-4, Appendix 3)

52 NQ sized holes totaling 12,020 feet were completed.

The drilling revealed a roughly north–south striking, rather flat easterly dipping package of medium coarse to coarse grained recrystallized calcitic metasediments, much of which is variably altered with diopside, biotite, phlogopite, sericite and tremolite. These rocks are draped over a similarly flat easterly dipping alasksite body which is exposed on surface immediately to the west and northwest of the skarn zone.

The skarn package may be roughly subdivided into three flat lying, easterly dipping zones beginning at surface. Radioactive mineralization was encountered in each zone. Based on geological interpretation completed to date by Bancroft, geological and assay intercepts reported from the -46 degree holes are thought to reflect true thicknesses. True widths are reported below in the zone descriptions.

Drill holes initially intersect a pale green, generally homogeneous and coarsely crystalline diopside skarn which carries only small amounts of mica and tremolite and only traces of fine pyrite or pyrrhotite. On occasion, very local and spotty millimetre scale uraninite grains are found in this area in addition to the odd tiny blade of similarly sized molybdenite. Radioactive

P 33

Table 13‐1
Bancroft Uranium 2008 Drill Program‐ Monmouth Project
Drill Hole Summary
Hole No length (ft) dip az (true) section Remarks
08‐1 354.3 ‐47.0 110.0 1600E
08‐2 251.2 ‐90.0 na 1600E twin 69‐1
08‐3 244.4 ‐90.0 na 1675E twin 69‐2
08‐4 254.1 ‐46.0 290.0 1675E
08‐5 282.2 ‐46.0 290.0 1600E
08‐6 203.4 ‐90.0 na 1500E
08‐7 183.9 ‐46.0 290.0 1500E
08‐8 249.3 ‐46.0 290.0 2200E
08‐9 351.0 ‐46.0 290.0 2270E
08‐10 210.0 ‐46.0 290.0 2350E
08‐11 160.8 ‐46.0 290.0 2200E
08‐12 213.3 ‐46.0 290.0 2270E
08‐13 167.5 ‐49.0 290.0 2270E
08‐13A 118.1 ‐90.0 na 2270E twin 69‐6
08‐14 131.2 ‐46.0 290.0 2350E
08‐15 213.3 ‐46.0 290.0 2400E
08‐16 211.8 ‐46.0 290.0 2100E
08‐17 190.3 ‐46.0 290.0 2100E
08‐18 193.6 ‐46.0 290.0 2400E
08‐19 210.2 ‐46.0 290.0 2500E
08‐20 183.2 ‐46.0 290.0 2500E
08‐21 119.8 ‐90.0 na 2500E twin 69‐7
08‐22 262.5 ‐46.0 290.0 2400E
08‐23 237.2 ‐46.0 290.0 2270E
08‐24 278.7 ‐46.0 290.0 2270E
08‐25 136.1 ‐90.0 na 2200E twin 69‐28
08‐25A 251.2 ‐46.0 290.0 2200E
08‐26 262.5 ‐90.0 na 2200E twin 69‐20
08‐26A 317.0 ‐46.0 290.0 2200E
08‐27 301.8 ‐46.0 290.0 2100E
08‐28 262.6 ‐46.0 290.0 2100E
08‐29 229.4 ‐46.0 290.0 2000E
08‐29A 174.1 ‐90.0 na 2000E twin 69‐22
08‐30A 190.3 ‐46.0 290.0 2000E
08‐31 164.1 ‐90.0 na 1850E twin 69‐4
08‐32 239.9 ‐46.0 290.0 1850E
08‐33 121.4 ‐46.0 290.0 2500E twin 69‐7
08‐34 173.0 ‐55.0 290.0 2500E
08‐35 232.9 ‐46.0 290.0 2500E
08‐36 174.0 ‐90.0 na 2270E twin 69‐17

08‐37 174.1 ‐90.0 na 2500E twin 69‐8
08‐38 162.1 ‐90.0 na 2600E twin 69‐14
08‐39 206.8 ‐90.0 na 2200E twin 69‐28
08‐40 376.8 ‐47.0 290.0 2400E
08‐41 446.0 ‐47.0 290.0 2200E
08‐42 495.5 ‐47.0 290.0 2000E
08‐43 262.6 ‐46.0 290.0 1850E
08‐44 288.7 ‐46.0 290.0 2000E
08‐45 252.3 ‐46.0 290.0 2000E
08‐46 242.8 ‐46.0 290.0 2500E
08‐47 242.8 ‐46.0 290.0 2600E
08‐48 164.0 ‐46.0 290.0 2600E
52 holes total 12020.1

Key
110 degree grid
DDH Collar (NN 1969 holes)
DDH Collar Winter 2008 Program
Metres
0
50
Feet
0
100
200
L4E
L5E
L6E
711640E
4977800N
Bancroft Uranium Inc.
Figure 13-3
Monmouth Project
Diamond Drill Hole Collar Plan

Section 20+00E

Figure 13-4

Section 20+00E

Ref Line
Surface
Salmon Carb Zone
Pegmatite
Surface 2008C
304.8 masl
Alaskite
0 100 200
Feet
0 50
Metres
Sample Key
Geological Key
SCZ Salmon Carb Zone
SKGS Green Spotted Skarn
SEZ Serpentine Alteration Zone
FZ Fault Zone
Monmouth Project
Section 20+00E
Diamond Drill Hole Section
Section Cut At 110° true
BANCROFT uranium inc.
May 2008

Figure 13-4

zones are generally absent except for these small highly anomalous spots.
Parts of this zone may be strongly veined with centimeter scaled, pale grey barren quartz stringers which have been logged as having a flamey aspect.
This pale green zone varies in thickness from several feet to several tens of feet.

Below the green diopside skarn is a system of more strongly altered and veined carbonate rocks, much of which has been overprinted or veined? with variable amounts of patchy pale orange to more intense salmon orange toned calcite. The amount of mica, tremolite and sulphide mineralization increases in this zone along with the density of mafic and felsic dykes. This calcite alteration has been interpreted to strike roughly north south and dip gently to the east that is, it is thought to mimic the geometry of the skarn package and the carbonate-alaskite contact. Individual calcite zones or groups of similarly oriented zones vary in true thickness from 20 feet to in excess of 85 feet.

Much of the orange calcite contains radioactive mineralization; fine anhedral uraninite is visible in many places as is fine pyrite and pyrrhotite. The most significant assay intercepts were returned from this package. In some cases assays greater than 0.2 lb U3O8 were returned across the entire width of calcite alteration, while in other examples, thinner assay zones or groups of the same were intersected within wider alteration packages.

Stratigraphically below the orange calcite system is another skarn package where groundmass silicate alteration becomes slightly more intense with increasing amounts of disseminated mica and tremolite developed. This system varies in thickness from 50 feet to in excess of 110 feet.

The lowermost skarn zone is defined in many holes with the appearance of both a bright green conspicuously spotted skarn and thin (conformable?)
sedimentary intervals, some of which are quite magnetic. Scattered, generally thinner layers (<10 feet) of less intense orange calcite alteration and scattered pink calcite are still present, but many of these examples are not radioactive. Felsic dyke material, both pegmatitic and fine grained, are somewhat more common and more inclined to report U assays. Overall the carbonates are more gneissic and may reflect weak contact metamorphic effects from the underlying alaskite body.

P 34

Scattered uranium assays, of variable tenor were returned from portions of the alaskite proper; radioactive areas along the contact and coarser grained to pegmatitic areas deeper inside the intrusive were sampled. Table 13-2 summarizes all significant assay results as drillhole composites.

13.4 DISCUSSION

An area some 1,200 feet long by 750 wide has been found to contain uranium mineralization. The mineralization can be characterized as relatively flat lying, dipping to the east at 20 to 30 degree and striking at approximately
020 degrees true. Significant U3O8 mineralization occurs within a volume of calcitic alteration, varying from 20 to 85 feet in thickness [true] and extending to the limits of current information, both along strike and down dip. The mineralization is open in both strike directions and in both dip directions.

In addition, there are scattered but significant U assays found in granitic pegmatites and in the footwall alaskite.

Several geological controls bear mentioning as they may impact on the size, shape and tenor of the mineralization as more information becomes available and more interpretation is completed.

Throughout the entire skarn system, late faulting is commonplace. These structures typically cut the core at moderate to high core angles. On many sections these breaks do not appear to offset or otherwise greatly impact on the interpretation of alteration or uranium mineralization. There is however evidence of normal faulting and apparent offsets of about 25 feet in both alteration and U mineralization on section 2100E.

It is the author’s opinion that further detailed interpretation of faulting will impact on the shape and volume of mineralization.

Three drillholes located farthest to the east suggest that the calcitic alteration package(s) and associated U mineralization are thinning to the east. The system is still open in the downdip direction however.

There is some evidence to suggest that the U mineralization may be plunging at a very shallow angle to the south or southwest. If either gentle folding in

P 35

Figure 13‐2
Bancroft Uranium Summary of Significant Drill Hole Assay Composites
Monmouth Project
assays in lb U3O8
Drill Hole Composite Interval Included composites
08‐1 0.387 lb over 2.5 feet 11.9 to 14.4 feet
08‐1 0.803 lb over 12.5 feet 55.3 to 67.8 feet
08‐1 0.344 lb over 30.5 feet 182.1 to 212.6 feet
08‐1 0.805 lb over 13.8 feet 276.2 to 290.0 feet 1.02 lb over 9.3 feet at 280.7 to 290.0
08‐2 0.148 lb over 13.0 feet 216.0 to 229.0 feet
08‐3 1.486 lb over 8.0 feet 6.6 to 14.6 feet
08‐3 0.349 lb over 6.6 feet 19.4 to 26.0 feet
08‐4 0.406 lb over 4.5 feet 7.5 to 12.0 feet
08‐4 3.443 lb over 4.9 feet 29.1 to 34.0 feet
08‐4 0.266 lb over 4.7 feet 63.5 to 68.2 feet
08‐5 0.232 lb over 5.3 feet 7.0 to 12.3 feet
08‐5 0.443 lb over 5.0 feet 36.1 to 41.1 feet
08‐5 0.139 lb over 34.8 feet 235.6 to 270.4 feet
08‐6 0.466 lb over 10.0 feet 16.0 to 26.0 feet
08‐7 0.255 lb over 6.0 feet 24.0 to 30.0 feet
08‐7 0.291 lb over 7.9 feet 44.0 to 51.9 feet
08‐8 0.540 lb over 60.6 feet 15.0 to 75.6 feet
08‐9 0.596 lb over 51.9 feet 31.0 to 82.9 feet 0.315 lb over 14.9 feet at 31.0 to 45.9 feet and
0.923 lb over 24.5 feet at 51.0 to 82.9 feet
08‐10 0.740 lb over 52.2 feet 12.8 to 65.0 feet
08‐10 0.915 lb over 32.0 feet 12.8 to 44.8 feet
08‐10 0.616 lb over 15.0 feet 50.0 to 65.0 feet
08‐11 0.222 lb over 4.8 feet 18.2 to 23.0 feet
08‐11 0.520 lb over 7.7 feet 42.0 to 49.7 feet

08‐12 0.513 lb over 49.9 feet 6.3 to 56.2 feet
08‐13 0.464 lb over 9.5 feet 9.6 to 19.1 feet
08‐13A 0.332 lb over 25.1 feet 9.3 to 34.4 feet
08‐14 0.743 lb over 4.1 feet 9.0 to 13.1 feet
08‐15 0.238 lb over 2.0 feet 48.0 to 50.0 feet
08‐15 0.108 lb over 4.2 feet 113.8 to 118.0 feet
08‐16 0.309 lb over 29.6 feet 49.6 to 79.2 feet
08‐16 0.137 lb over 3.6 feet 91.2 to 94.8 feet
08‐16 0.184 lb over 2.7 feet 133.7 to 136.4 feet
08‐17 0.337 lb over 10.9 feet 35.2 to 46.1 feet
08‐17 0.469 lb over 2.4 feet 92.1 to 94.5 feet
08‐18 0.316 lb over 5.2 feet 15.1 to 20.3 feet
08‐18 0.125 lb over 4.6 feet 37.1 to 41.7 feet
08‐18 0.467 lb over 8.0 feet 55.0 to 63.0 feet
08‐19 0.397 lb over 49.2 feet 5.2 to 54.4 feet 0.365 lb over 9.0 feet at 5.2 to 14.2 feet and,
0.646 lb over 10.4 feet at 18.9 to 29.3 feet and,
0.565 lb at 14.5 feet at 34.0 to 48.5 feet
08‐19 0.595 lb over 17.3 feet
71.0 to 88.3 feet (carb
zone)
08‐20 0.152 lb over 0.7 feet 63.3 to 64.0 feet
08‐22 0.717 lb over 18.5 feet 73.0 to 91.5 feet
08‐22 0.135 lb over 0.7 feet 171.7 to 172.4 feet
08‐22 0.164 lb over 3.0 feet 259.5 to 262.5 feet
08‐23 0.401 lb over 9.8 feet 39.4 to 49.2 feet
08‐23 0.374 lb over 7.7 feet 55.4 to 63.1 feet
08‐23 0.794 lb over 33.3 feet 81.6 to 114.9 feet
08‐23 0.486 lb over 3.9 feet 125.7 to 129.6 feet
08‐24 0.495 lb over 19.8 feet 56.0 to 75.8 feet

08‐24 0.248 lb over 3.4 feet 82.0 to 85.4 feet
08‐24 0.747 lb over 51.4 feet 104.9 to 156.3 feet 0.988 lb over 36.1 feet at 114.8 to 150.9 feet
08‐25 0.226 lb over 11.2 feet 39.6 to 50.8 feet
08‐25 1.134 lb over 23.9 feet 103.7 to 127.6 feet
08‐25A 1.158 lb over 0.7 feet 41.6 to 42.3 feet
08‐25A 0.594 lb over 1.5 feet 58.5 to 60.0 feet
08‐25A 0.420 lb over 55.1 feet 69.0 to 124.1 feet 0.363 lb over 26.7 feet at 73.9 to 100.6 feet and
0.656 lb over 19.2 at 104.9 to 124.1 feet
08‐26 0.389 lb over 31.9 feet 46.8 to 78.7 feet 0.461 lb over 22.2 feet at 46.8 to 69.0 feet and
0.413 lb over 1.6 feet at 72.1 to 73.7 feet and
0.479 lb over 3.1 feet at 75.6 to 78.7 feet.
08‐26 0.245 lb over 5.0 feet 111.0 to 116.0 feet
08‐26 0.526 lb over 5.0 feet 119.0 to 124.0 feet
08‐26 0.507 lb over 17.1 feet 143.4 to 160.5 feet
08‐26 0.104 lb over 10.8 feet 171.5 to 182.3 feet
08‐26 0.369 lb over 21.1 feet 188.7 to 209.8 feet
08‐26A 0.147 lb over 6.0 feet 84.0 to 90.0 feet
08‐26A 0.197 lb over 16.3 feet 43.7 to 60.0 feet
08‐26A 0.633 lb over 36.7 feet 135.9 to 172.6 feet 0.788 lb over 18.1 feet at 135.9 to 154.0 feet and
0.683 lb over 13.0 feet at 159.6 to 172.6 feet.
08‐27 5.377 lb over 2.1 feet 38.2 to 40.3 feet
08‐27 0.611 lb over 10.2 feet 66.2 to 76.4 feet
08‐27 0.323 lb over 1.9 feet 99.6 to 101.5 feet
08‐27 0.250 lb over 9.2 feet 141.0 to 150.2 feet
08‐28 0.643 lb over 5.1 feet 52.5 to 57.6 feet
08‐28 0.241 lb over 2.1 feet 64.1 to 66.2 feet
08‐28 0.352 lb over 14.2 feet 124.0 to 138.2 feet 0.304 lb over 5.0 feet at 124.0 to 129.0 feet and
0.521 lb over 6.5 feet at 131.7 to 138.2 feet
08‐28 0.215 lb over 1.1 feet 140.8 to 141.9 feet
08‐28 0.525 lb over 26.3 feet 168.0 to 194.3 feet 1.618 lb over 3.3 feet at 172.8 to 176.1 feet and
0.578 lb over 13.7 feet at 180.6 to 194.3 feet
08‐29 0.207 lb over 7.0 feet 29.3 to 36.3 feet

08‐29 0.357 lb over 18.7 feet 50.2 to 68.9 feet
08‐29 0.126 lb over 4.8 feet 101.7 to 106.5 feet,
08‐29 0.134 lb over 1.1 feet 218.4 to 219.5 feet
08‐29A 0.832 lb over 7.7 feet 31.0 to 38.7 feet
08‐29A 0.794 lb over 41.8 feet 53.3 to 95.1 feet 1.107 lb over 26.7 feet at 53.3 to 80.0 feet
08‐29A 0.164 lb over 2.6 feet 122.1 to 124.7 feet
08‐30A 0.274 lb over 7.4 feet 42.7 to 50.1 feet
08‐30A 0.557 lb over 3.6 feet 143.7 to 147.3 feet
08‐31 0.377 lb over 3.0 feet 27.0 to 30.0 feet
08‐31 0.307 lb over 2.9 feet 49.1 to 52.0 feet
08‐31 0.440 lb over 18.7 feet 60.2 to 78.9 feet 0.563 lb over 12.0 feet at 60.2 to 72.2 feet
08‐31 1.226 lb over 7.4 feet 114.0 to 121.4 feet
08‐32 1.231 lb over 1.0 foot 19.7 to 20.7 feet
08‐32 0.214 lb over 0.4 feet 24.8 to 25.2 feet
08‐32 0.245 lb over 5.8 feet 214.0 to 219.8 feet
08‐33 0.443 lb over 25.0 feet 4.3 to 29.3 feet. 0.510 lb over 15.8 feet at 4.3 to 20.1 feet and
0.443 lb over 6.3 feet at 23.0 to 29.3 feet
08‐35 0.644 lb over 0.8 feet 15.6 to 16.4 feet
08‐35 0.667 lb over 2.8 feet 110.8 to 113.6 feet
08‐35 0.228 lb over 8.0 feet 115.2 to 123.2 feet
08‐36 0.349 lb over 4.6 feet 41.3 to 45.9 feet
08‐36 0.854 lb over 4.4 feet 68.8 to 73.2 feet
08‐36 0.371 lb over 7.1 feet 91.5 to 98.6 feet
08‐37 0.406 lb over 7.1 feet 3.6 to 10.7 feet
08‐37 0.331 lb over 13.1 feet 26.5 to 39.6 feet 0.710 lb over 4.7 feet at 30.0 to 34.7 feet
08‐37 0.306 lb over 16.7 feet 89.7 to 106.4 feet
08‐38 0.669 lb over 21.8 feet 39.7 to 61.5 feet
08‐38 0.366 lb over 4.9 feet 71.1 76.0 feet
08‐38 0.409 lb over 20.8 feet 89.7 to 110.5 feet
08‐39 0.169 lb over 2.1 feet 34.8 to 36.9 feet

08‐39 0.276 lb over 1.4 feet 40.0 to 41.4 feet
08‐39 0.361 lb over 2.0 feet 62.0 to 64.0 feet
08‐39 0.614 lb over 46.3 feet 98.2 to 144.5 feet 0.325 lb over 6.2 feet at 98.2 to 104.4 feet and
1.124lb over 16.4 feet at 105.5 to 121.9 feet and
0.393 lb over 20.2 feet at 124.3 to 144.5 feet
08‐40 0.443 lb over 1.3 feet 114.3 to 115.6 feet
08‐40 1.085 lb over 0.7 feet 124.3 to 125.0 feet
08‐40 0.448 lb over 1.7 feet 181.5 to 183.2 feet
08‐40 0.375 lb over 1.7 feet 263.3 to 265.0 feet
08‐40 0.173 lb over 2.3 feet 293.0 to 295.3 feet
08‐40 1.314 lb over 5.4 feet 313.9 to 319.3 feet
08‐41 0.939 lb over 1.1 feet 263.7 to 264.8 feet
08‐41 0.830 lb over 2.2 feet 348.5 to 350.7 feet
08‐41 0.231 lb over 5.7 feet 378.8 to 384.5 feet
08‐41 0.175 lb over 5.4 feet 310.3 to 315.7 feet
08‐41 0.146 lb over 3.1 feet 325.0 to 328.1 feet
08‐41 0.188 lb over 1.4 feet 337.9 to 339.3 feet
08‐42 0.344 lb over 0.6 feet 48.6 to 49.2 feet
08‐42 0.831 lb over 15.5 feet 368.6 to 384.1 feet 3.773 lb over 2.6 feet at 368.6 to 371.2 feet
08‐43 0.112 lb over 6.9 feet 10.7 to 17.6 feet
08‐43 1.004 lb over 11.6 feet 97.2 to 108.8 feet 1.905 lb over 5.0 feet at 97.2 to 102.2 feet and
0.536 lb over 3.8 feet at 105.0 to 108.8 feet
08‐43 0.472 lb over 2.2 feet 136.7 to 138.9 feet
08‐44 0.401 lb over 0.6 feet 59.0 59.6 feet
08‐44 0.288 lb over 11.4 feet 64.4 to 75.8 feet
08‐44 0.401 lb over 9.6 feet 104.2 to 113.8 feet
08‐44 0.441 lb over 2.4 feet 89.0 to 91.4 feet
08‐44 0.701 lb over 4.1 feet 124.9 to 129.0 feet
08‐44 0.600 lb over 1.7 feet 141.9 to 143.6 feet
08‐44 0.505 lb over 1.4 feet 162.6 to 164.0 feet
08‐44 0.170 lb over 5.5 feet 173.0 to 178.5 feet
08‐44 0.483 lb over 2.3 feet 263.7 to 266.0 feet
08‐45 0.126 lb over 14.1 feet 18.9 to 33.0 feet
08‐45 0.433 lb over 32.1 feet 56.3 to 88.4 feet 1.014 lb over 9.7 feet at 56.3 to 66.0 feet
08‐45 0.256 lb over 14.3 feet 74.1 to 88.4 feet
08‐45 0.155 lb over 7.0 feet 92.5 to 99.5 feet

08‐45 0.356 lb over 3.5 feet 138.9 to 142.4 feet
08‐45 0.236 lb over 1.5 feet 215.4 to 216.9 feet
08‐46 0.372 lb over 14.9 feet 89.0 to 103.9 feet 0.613 lb over 7.3 feet at 89.0 to 96.3 feet and
0.154 lb over 6.9 feet at 97.0 to 103.9 feet
08‐46 0.367 lb 25.8 feet 125.9 to 151.7 feet 0.447 lb over 17.0 feet at 125.9 to 142.9 feet and
0.358 lb over 5.2 feet at 146.5 to 151.7 feet
08‐47 0.142 lb over 2.0 feet 16.2 to 18.2 feet
08‐47 0.219 lb over 4.2 feet 42.5 to 46.7 feet
08‐47 0.474 lb over 43.3 feet 82.0 to 125.3 feet 0.601 lb over 2.5 feet at 82.0 to 84.5 feet and
0.736 lb over 9.2 feet at 87.0 to 96.2 feet and
0.436 lb over 9.7 feet at 100.1 to 109.8 feet and
0.554 lb over 6.4 feet at 113.0 to 119.4 feet and
1.116 lb over 3.8 feet at 121.5 to 125.3 feet
08‐47 0.135 lb over 4.0 feet 131.4 to 135.4 feet
08‐48 1.069 lb over 13.6 feet 13.3 to 26.9 feet
08‐48 0.302 lb over 4.1 feet 58.6 to 62.7 feet
08‐48 0.188 lb over 1.2 feet 76.0 to 77.2 feet

the strike dimension and or east-west cross faulting exists these may impact on this interpretation.

A number of erratically distributed pegmatitic zones or dykes exist in and around the orange calcitic alteration package. The shape and extent of many of these bodies is unknown at present, nor is their potential impact on the volume of U mineralization. As an example, a significant domelike feature of footwall alaskite is present on section 2500E. This feature does not appear to impact on the amount of mineralization on this section.

14.0 SAMPLING METHOD AND APPROACH

14.1 2008 DRILLING PROGRAM

Drill core from the 2008 program was logged and sampled on site as a continuous process during the drilling operation. All data was recorded on a laptop computer, backed up daily onto a portable data storage device and stored offsite. Core recovery was nearly 100% in all holes drilled. The NQ size core very effectively recovered core in all rock types and the holes exhibited little dip or azimuth deviation based on downhole survey data.

1279 samples were taken from 52 drill holes. All samples were analyzed using the DNC assay method. Of the 52 holes, 13 were designed to twin existing Northern Nuclear holes for comparison of assay results. Although radiometric assays are recorded in some drill logs, these were not used for the calculation of assay composites or in the calculation of inferred resources.

14.2 SAMPLING PROCEDURE

All drill core was benched and visually checked for footage errors. Footage blocks were converted from metres into feet and all drill core was measured and footage points marked on the core. Any lost core or ground core intervals were documented.

All core was then scanned with a scintillometer and radioactive zones marked on the core. Areas of greater and lower radioactivity were discriminated and noted on the core. The scanning procedure involved scanning each piece of core in a similar established manner, at a specified distance from the main logging tables to avoid radioactive interference from the bulk of the core on the tables. The same scintillometer was used for all such scanning.

P 36

A Radiation Solutions Inc., RS-230 BGO Super Spec Spectrometer was used for scanning the core. This instrument utilizes a 2 inch by 2 inch BGO detector.

The core was then logged; all pertinent lithological, alteration, mineralogical, veining and structural information was collected. After logging was completed, samples were measured and laid out using a steel tape. The start and finish of each sample was clearly marked on the core and durable sample tags inserted at the end of each sample. Lastly, each core box was identified with aluminum tags indicating hole number, box number and the footage included in each box.

Samples were defined using both geological and radiometric parameters.
Geological or alteration criteria within radioactive zones dictated exact sample lengths, as did the presence of radioactive mineralogy and high or low radiometric readings as determined from the scintillometer scans.
Sample lengths rarely exceeded five feet; most were shorter. Local highs were broken out using shorter, more discriminatory samples. Radioactive zones were often bracketed with one or two samples into wall rocks with no radiometric response.

Some samples were taken based on geological parameters only. Check samples were also taken in waste intervals as determined by lack of radiometric response and favourable geology or alteration.

14.3 GEOLOGIC CONTROLS

Of most interest were relatively wider zones of pale orange to salmon coloured calcite alteration/veining. Smaller quantities of pale pink alteration or veining, strong biotitic and more disseminated micaceous alteration and various dykes, of either mafic or felsic composition were also radioactive.
These geologic features were generally found in the upper parts of the skarn package, but not exclusively so.

P 37

As drilling proceeded, spotty radioactive mineralization was discovered in parts of the skarn package that contained little or no orange calcitic or micaceous alteration or dyking; these areas were also sampled.

Radioactive zones were also found and sampled in intervals of pegmatitic dyke material cutting both the skarn system and the footwall alaskite rocks.

The orange calcite zones were variable in width between ten and fifty feet with some examples exceeding 65 feet. Pink calcite zones were also variable but generally did not exceed three feet. Individual radioactive micaceous zones, mafic dykes and spotty mineralization in relatively unaltered areas generally did not exceed five feet in width.

Felsic dykes intersected were variable in width between several feet and tens of feet.

14.4 SAMPLING COVERAGE AND TRUE WIDTHS OF MINERALIZED ZONES

All of the important zones of alteration and mineralization were repeatedly intersected and sampled with drill holes on twelve drill sections, which were spaced on approximately 100 feet centers along a strike distance of approximately 1,200 feet. Spacing between drill holes in the dip dimension was also approximately 100 feet. Geological interpretation on the new sections suggests that the largest mineralized zones defined by the orange calcitic alteration are most likely striking at about 0200 true and dipping at about 25 to 30 degrees to the southeast.

The 2008 holes were drilled on the existing 110/290 degree grid, typically at an azimuth of 290 degrees and at dips of -460 and -900. The -46 degree holes intersected the orange calcitic zones at about 90 degrees to the zone dip;
this implies that geological and assay intercepts in these holes will represent true widths quite closely. -900 holes drilled through the same zones will overestimate true thicknesses.

Individual assays and composites intersecting some of the pegmatitic zones may not represent the true width of such intercepts as the geometry of most of these zones is poorly understood at present.

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14.5 COMPARISON OF NORTHERN NUCLEAR AND BANCROFT DRILLING
RESULTS

All of the Northern Nuclear drill holes within the skarn zone were plotted on the new drill sections, and, assay data in 1969 holes that were twinned by
2008 holes was converted into lb of U3O8 and shown on section for comparison. Table 13-1 shows the locations of the twinned holes. In most cases the 2008 holes are located very close to the 1969 holes. In some cases there are offsets between the twinned holes and angled holes from the 2008 program served to compare information.

Globally, mineralized zones were similarly sampled by both sets of holes. In most cases, higher grade mineralization was detected by both data sets, but in some instances longer samples were taken in 1969 across these [narrow]
higher grade zones. 2008 data with shorter sample lengths was generally more effective at discriminating high, medium and low grade mineralization.

Many more samples were taken across and adjacent to mineralized zones by the 2008 program. Globally 1,279 samples in 52 holes verses 165 samples in
27 holes were collected in more or less the same rock volume.

A comparison of length weighted composites calculated across the mineralized zones and individual assays in both data sets illustrated some very good grade correlation in some cases and yet, in many examples higher assay and composite values were reported in the 1969 data in comparison to the 2008 data.

In some examples, the longer sample lengths in the 1969 data across
[narrow] higher grade zones may have biased the composite value. But, in a few examples individual 1969 assays are higher and have also discriminated narrow higher grade zones.

Both radiometric and chemical assays were reported in the 1969 data. 10 samples of the 165 taken were reported as both radiometric and chemical. In general the assays were very close except for one example where the radiometric assay was 18% higher than the chemical assay for the same core interval. All assay data was used in the comparison. Drill sections with both data sets are in Appendix 4. Northern Nuclear data is shown in dark green; Bancroft data is shown in red. All assays are in lb U3O8 and lengths are in feet.

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15.0 SAMPLE PREPARATION, SECURITY AND ANALYSIS

15.1 2008 DRILLING PROGRAM PROCEDURES

Core logging, sampling and splitting was conducted on the Property in a small facility constructed for this activity. A core shack and separate splitting shack, both with internal core racks were constructed. The
Company employed a qualified contract geologist to supervise the drilling, log and sample the core and supervise the sample preparation, splitting and dispatch to the analytical laboratory.

Access to the property was limited to authorized persons during the drilling program. Contract security personnel controlled road access, patrolled the access roads and inspected the core shack, splitting shack and drilling equipment on a twenty four hour, seven day a week basis. Both the core shack and splitting shacks were closed and locked at any time that the geologist or splitting personnel were absent from the site.

Completed (logged and tagged) boxes were removed from the core shack by
Company employees and transferred in numerical order, directly by hand into a core rack in the nearby (within 100 feet) splitting shack. At no time was unsplit sampled core stored outside of either the core shack or the splitting shack.

Samples were then split in order of layout using either a Longyear splitter with mallet or cut with a small diamond saw. All core was split in half along the longitudinal axis of the core. One half of the sample was transferred directly into a 6ml plastic bag and sealed with the sample tag. The tag was sealed in the plastic bag such that it was not in contact with the rock material and would remain dry and intact during any transport of the samples. The sample number was also inscribed on the plastic bags with permanent markers. The remaining ½ core was replaced in the core box in the same order to maintain core continuity. All equipment used for splitting was cleaned after each sample was cut to avoid any sample contamination.

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Core boxes containing ½ split core or unsplit core were immediately covered with clean core box lids, securely closed and piled in neat stockpiles within
100 feet of the core shack.

All completed samples (in bags) were stored within the splitting shack or core shack, in small rows of bags, all in numerical order. A tally sheet was filled out daily by the splitting personnel detailing all samples prepared for that day.

Samples were transported every two to three days directly to the analytical lab by one designated Company employee in a Company vehicle. On the day of transport, prepared samples were put into clean, dry grain sacs and the sample numbers of all samples contained therein labeled on the exterior of each bag. A shipment sheet detailing all samples in that shipment was prepared by the splitting personnel and checked by the geologist. An exact copy was made and filed with the geologist.

After the drilling program was completed and all samples were transported to the laboratory, all remaining boxed and secured core was removed from the site by Company personnel and transported to a secure storage location.

15.2 QUALITY CONTROL- ACTIVATION LABORATORIES LTD.

All core samples were submitted to Activation Laboratories Ltd. located in
Ancaster Ontario. Activation Laboratories Ltd. has an international quality standard ISO/IEC 17025 accreditation. It also has the CAN-P-1579 accreditation for mineral analysis.

CAN-P-1579 Guidelines for the Accreditation of Mineral Analysis Testing
Laboratories

This voluntary program is intended for laboratories that perform the analysis of all media used in mining exploration and processing. This includes, but is not limited to, sediments, rocks, ores, metal products, tailings, water and vegetation. The program is designed to create a network of testing laboratories that meet minimum quality and reliability standards and to ensure a demonstrated uniform level of proficiency among these testing laboratories. To obtain initial accreditation by SCC, a laboratory must successfully complete both a proficiency testing regimen and an on-site assessment.

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Sample Receiving and Preparation Procedure

1. Receive samples, lay out on benches, check sample state, order and identification.
2. Leave in original plastic bags which are opened and place on carts and dry at 60°C until the sample is dry in drying rooms.
3. Crush each in Terminator jaw crusher to >85% passing -10 mesh.
4. Split immediately after crushing to obtain 250g sample using rifle splitter.
5. Pulverize 250g split to 95% passing -150 mesh. Mill is cleaned with cleaner sand between every sample.
6. Bag the reject with original sample tag and Actlabs label
7. Make a new pulp from another split of reject for every order over 40 samples.

Uranium Analysis by Delayed Neutron Counting (DNC)

DNC is a rapid form of neutron activation analysis which is used for measuring fissile elements such as U235. (The isotopic ratio in natural samples is fixed with the exception of the Okla natural reactors in Africa where the age of the deposit and very high uranium content allowed natural nuclear reactors operating in situ to burn up some U-235).

In DNC, the samples are placed in a neutron flux produced by a nuclear reactor. The U235 within the sample absorbs neutrons which fission some of the U235 producing fission products including neutrons. After rapid removal from the reactor, the neutrons are thermalized and measured by an array of
BF3 neutron detectors. This technique is ideal for measuring uranium from
0.1 ppm to 1%.

A one gram sample is accurately weighed into a small polyethylene vial which is then encapsulated and sealed into a larger polyethylene "carrier"
vial used for irradiation in the DNC system. The DNC system is calibrated with a series of Canmet certified reference materials. Blanks and control standards are run throughout the analytical run as are preparation duplicates made from a new pulp prepared from crusher reject material and pulp duplicates. The advantage of this technique is speed of analysis, high accuracy and precision.

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Quality Control

Canmet standards SY-2, BL-3, BL-4A, DH-1A are routinely analyzed on a rotating basis 1 for every 30 samples. A blank is also run whenever standards are run. Sample duplicates or preparation duplicates are processed in the same fashion as samples. (Hoffman, 1992)

16.0 DATA VERIFICATION

16.1 CM SITE VISIT AND INDEPENDENT SAMPLING

The Monmouth property was visited by the author on June 26, 2008. A tour of the property was made to inspect the geophysical /mapping grid, trenches and the drill sites.

Nine assay verification samples were selected from 3 drill holes by inspecting drill logs and choosing a set of assay verification samples to be taken. A range of low, medium and higher grade samples were selected.

The intervals of interest were sampled by removing the remaining half split cores from the core boxes and immediately bagging, tagging and sealing the core check samples. These samples were then taken by the QP to Activation
Labs in Ancaster, Ontario for analysis.

The sample intervals and drill holes selected for the verification program were not disclosed to any Bancroft employee or contracted personnel at any time before or after the verification program was conducted. Bancroft personnel did not have any access to check sample materials collected for the verification program.

Table 16-1 summarizes the results of the drill hole verification program. The
CM results for U were satisfactory and show that the grade of mineralization reported from the verification program is very similar to that reported from the drilling program.

It is the author’s opinion that sample preparation procedures, security protocols and analytical procedures appear to be satisfactory.

P 43

Table 16-1 SUMMARY OF VERIFICATION SAMPLING RESULTS

				Bancroft	CM
Sample No.	DDH No.	From(ft)	To(ft)	U (lb U3O8)	U (lb U3O8)
166831	08-25A	73.9	76.9	0.34	0.55
166834	08-25A	85.3	88.0	0.93	0.84
166836	08-25A	91.8	96.5	0.70	0.46
166562	08-19	42.2	45.3	0.91	0.80
166563	08-19	45.3	48.5	0.71	0.58
166564	08-19	48.5	50.8	0.14	0.14
168010	08-44	64.4	67.3	0.56	1.18
168011	08-44	67.3	69.5	0.19	0.36
168012	08-44	69.5	72.0	0.20	0.57

16.2 DATABASE VERIFICATION

Bancroft personnel have generated a database of new drillhole data from the
2008 drilling program and incorporated drilling information from the 1969
Northern Nuclear drilling program into this database.

As many 1969 drill hole collars as could be located in the field were surveyed in and a digital survey plan generated. New 1969 drillhole collar information was incorporated with the original log data and input into the new database.
Hard copy sections were plotted with the 1969 data and used for layout of the 2008 program. After the current program was completed, the new collars were surveyed and a new set of sections were generated.

The author has reviewed the new database and the internal procedures used for data collection and verification with Bancroft personnel. The result is that a sound quality control system has been established and that the new database has successfully integrated older data with the 2008 data.

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17.0 ADJACENT PROPERTIES

17.1 There was no current activity on contiguous claims. Other properties are referred to in Chapter 23.0.

18.0 METALLURGICAL PROCESSING AND METALLUGICAL TESTING

18.1 PREVIOUS METALLUGICAL STUDIES

In 1969, S.W. Evans wrote that “the uranium values are obtained from free milling uraninite crystals of varying size enclosed in a soft calcite rich rock that lends itself to low cost autogenous crushing and handling”.

Northern Nuclear conducted testing in 1969 with a ten ton bulk sample derived from the Cut No. 1 excavation. This was shipped to the plant of
Lakefield Research of Canada Limited, for metallurgical testing.

A series of heavy liquid separations on various screen size fractions was carried out. These Sink-Float procedures were on the whole unsatisfactory, although a recovery of 99.2% was obtained in a Sink concentrate making up
37.5% of the feed by weight at a relatively coarse grind. In preliminary tests by simple gravity separation techniques a tabling test was very encouraging in that 81.3% of the uranium oxide was recovered in a concentrate weighing 3.3% of the feed.

They concluded that this was an excellent concentration ratio (30 to 1) and further tabling tests were conducted to ascertain what improvements in recovery and concentration ratios could be effected by simple gravity methods. They speculated that a combination of heavy Liquid Separation and Gravity Concentration would give the optimum recovery and concentration ratio.

A representative sample was also shipped to Ferro-Magnetics Limited in
Prescott, Ontario, to ascertain whether the Jones High Intensity Wet
Magnetic Separator might have beneficiation applications on the Northern
Nuclear Mines material. (Scobie, 1969)

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18.2 CURRENT METALLURGICAL STUDIES

Metallurgical tests on samples of the uranium-bearing Monmouth rock were conducted for Bancroft Uranium between November 2007 and February 2008 by SGS Mineral Services Laboratory at Lakefield, Ontario. Their report (see
Appendix 1) concludes that 91.4% recovery of the uranium can be achieved through simple gravity separation. The optimal grind of the soft limestone host rock is 348 microns or 0.3mm in size. SGS also concludes that “uranium was effectively concentrated by gravity separation” and was concentrated into a commercial grade of 31% from the initial mass of 0.11%. These results far exceed the gravity separation and heavy liquid test work conducted by
Lakefield Research in 1969 which showed an 82.1% recovery and a 7.75%
concentrate. The objective of the program has established that modern milling techniques will deliver results significantly greater than previously identified.

The conclusions of SGS are as follows:

“Bancroft Uranium Inc. provided a sample of ore from the Bancroft/Madoc area, which was crushed to -10 mesh and split into 10kg charges. These charges were used in three tests, exploring the effect of crush/grind size on gravity separation. The Wilfley, Mozley, Knelson, and superpanner equipment was used in these tests in order to upgrade the uranium. The sample demonstrated an excellent response to gravity separation, attaining a recovery of 91.4% U3O8 at a grade of 31.0% U3O8 in 0.11% of the mass, from the test conditions.”

Future test work was recommended including spiral concentrators and grinding variations to achieve optimal milling techniques. Various flow sheets have been prepared, one of which is a simple gravity milling proposal that can be used by the company in future planning.

19.0 INFERRED MINERAL RESOURCE ESTIMATE

19.1 INTRODUCTION

Bancroft has requested that the author prepare an inferred resource estimate for exploration planning purposes. This estimate is not intended for use in any type of economic evaluation or feasibility study. CIM Definition
Standards define an inferred resource as “that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.” This definition is the basis for this inferred resource estimate.

P 46

In this estimate, the Specific Gravity and the grade of the mineralization have not been verified.

19.2 RESOURCE METHODOLOGY

The estimate was calculated using the sectional method, using drill hole data only. Resource blocks were initially constructed on sections, within the rock volume with the greatest drill hole density.

The interpreted mineralized zones based on assays and geology was used for generating resource blocks on the drill sections. Both interpretation and blocks were then projected onto a surface plan for three dimensional verification and adjustments made where required.

Additional blocks not containing drill holes were then generated around these initial blocks based on reasonable projections of the geology and uranium mineralization away from the drill data.

Calculations were done in Imperial units (short tons, feet). No dilution or other allowances for mining were made in this calculation. Grades are reported in lb/ U3O8.

19.2 KEY ASSUMPTIONS

The following assumptions and criteria were used in the preparation of the resource estimate:

Specific Gravity

An assumed SG of 2.67 was used for this calculation. Converting 2.67 into
Imperial units yields a tonnage factor of 12.0 cubic feet per short ton.

Grade Cut Off

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A cut off of 0.2 lb/ton was utilized for composites applied to resource blocks.
That is, no length weighted composite of less than 0.2 lb U3O8 was used to estimate the grade of any resource block.

Individual assays of less than 0.2 lb U3O8 were used in some composites where there was reasonable geological or mineralogical continuity interpreted.

Minimum Width

A five foot minimum true width was applied to resource blocks. If blocks were projected towards drill hole intercepts above cutoff grade but below 5 feet in true width, the blocks were truncated where interpreted blocks reached the 5 foot limit.

Projection Criteria

Where drilling information existed, resource blocks were not projected more than 50 feet from drill hole intercepts, if geological and/or mineralogical continuity was in doubt. The projection of resource blocks between drill holes beyond this 50 foot rule was allowed in both the dip and the strike dimensions if geological/mineralogical continuity was interpreted.

On sections where no drilling or limited drilling existed, blocks were constructed based on reasonable projections of geology and mineralization from adjacent sections which did contain drill hole data. Resource blocks were also constructed based on reasonable projections of geology and mineralization for a maximum of the width of one drill section (typically 100 feet) on strike to the north and south of the drilled volume.

Grade Estimation

In most resource blocks, drill hole spacing in both the dip and strike dimensions was approximately 100 feet or less and intercepts were interpreted to closely represent the true thickness of mineralization. For estimating grade in blocks containing drill hole intercepts, all composites within the block were used to calculate a global weighted average based on sample lengths. This grade was then applied to the tonnage calculated for each block. The final grade for each section was then calculated by weighting block grades by block tonnages. The overall grade was calculated similarly by weighting section grades by section tonnages.

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Where blocks were truncated at the 5 foot minimum width, intercepts within
50 feet of the block which were used as the basis of the block construction were also used in the grade estimate.

For resource blocks without drill holes located between adjacent sections with drill data, grade was estimated by calculating a length weighted global average of the adjacent blocks used to generate the inferred block. For inferred blocks north of or south of [along strike] of the drilled volume, the grade of the adjacent section was applied to that inferred block.

Tonnage Estimation

Geological and mineralogical interpretation and the resource blocks were generated on digital sections. Areas of the blocks were measured using the
CAD software. In plan, the section widths were established by using the mid points between section lines.

19.4 SUMMARY OF RESULTS

The inferred resource estimate is summarized in Table 19-1. An inferred resource of 1.4 MT at a grade of 0.5 lb/ton U3O8 has been estimated. (Figure

19-1 illustrates a typical resource section. Figure 19-2 illustrates resource blocks in plan.) Drill sections with blue coloured resource blocks are in
Appendix 3.

20.0 OTHER RELEVENT DATA AND INFORMATION

20.1 ENVIRONMENTAL STUDIES

Bancroft Uranium has an ongoing commitment to environmental principals, the health of its workers, the community and to the overall protection of the environment. Bancroft has contracted and retained Earth Tech Canada of
Toronto as Environmental Consultants to conduct all aspects of environmental management on the Monmouth Project.

Earth Tech is advising the Company on issues such as the Canadian Nuclear
Safety Commission (the national regulatory body) and all Federal and

P 49

Figure 19‐1
Bancroft Uranium Inferred Resource Estimate Summary
Monmouth Property
Section
Block
Number
Area Area Thickness Volume Tonnage Grade Comments Grd x tons weighted grade
by section
m2 ft2 ft ft3 short tons lb U3O8
1400E #1‐#5 591.7 6,369.1 100.0 636,905.9 53,075.5 0.399 no drill data inferred block, grade as 1500E 21,177.1 53,075.5 total tons
0.40 grade lb U3O8
1500E #1A 35.0 376.7 100.0 37,674.0 3,139.5 0.255 800.6
1500E #1B 55.6 598.5 100.0 59,847.8 4,987.3 0.466 2,324.1
1500E #2 63.9 687.8 100.0 68,782.0 5,731.8 0.291 1,668.0 53,075.5 total tons
1500E #3 127.1 1,368.1 100.0 136,810.4 11,400.9 0.291 no drill data inferred block 3,317.7 21,189.7 total grdXtons
1500E #4 225.2 2,424.1 100.0 242,405.3 20,200.4 0.344 no drill data inferred block 6,949.0 0.40 grade lb U3O8
1500E #5 84.9 913.9 100.0 91,386.4 7,615.5 0.805 no drill data inferred block 6,130.5
0.0
1600E #1 28.7 308.9 100.0 30,892.7 2,574.4 0.232 597.3
1600E #2 41.7 448.9 100.0 44,885.9 3,740.5 0.443 1,657.0 65,839.8 total tons
1600E #2A 46.4 499.4 100.0 49,945.0 4,162.1 0.803 3,342.2 29,462.6 total grdXtons
1600E #2B 15.1 162.5 100.0 16,253.6 1,354.5 0.387 524.2 0.45 grade lb U3O8
1600E #3 430.3 4,631.7 100.0 463,174.9 38,597.9 0.344 13,277.7
1600E #4 119.6 1,287.4 100.0 128,737.4 10,728.1 0.805 8,636.1
1600E #5 52.2 561.9 100.0 56,188.1 4,682.3 0.305 1,428.1
0.0
1675E #1 146.0 1,571.5 100.0 157,154.4 13,096.2 0.669 8,761.4
1675E #2 77.2 831.0 100.0 83,098.1 6,924.8 0.232 no drill data inferred block 1,606.6 63,489.7 total tons
1675E #3 118.8 1,278.8 100.0 127,876.3 10,656.4 0.443 no drill data inferred block 4,720.8 29,465.1 total grdXtons
1675E #4 291.1 3,133.4 100.0 313,340.0 26,111.7 0.344 no drill data inferred block 8,982.4 0.46 grade lb U3O8
1675E #5 74.7 804.1 100.0 80,407.1 6,700.6 0.805 no drill data inferred block 5,394.0
1800E #1 416.0 4,477.8 75.0 335,836.8 27,986.4 0.587 no drill data inferred block 16,428.0 27,986.4 total tons
1800E 0.0 16,428.0 total grdXtons
1800E 0.0 0.59 grade lb U3O8
0.0
1850E #1 46.1 496.2 125.0 62,027.6 5,169.0 0.288 no drill data inferred block 1,488.7
1850E #2 154.2 1,659.8 125.0 207,476.1 17,289.7 0.504 8,714.0 61,096.9 total tons
1850E #3 27.7 298.2 125.0 37,270.4 3,105.9 1.050 3,261.2 25,688.1 total grdXtons
1850E #4 62.2 669.5 125.0 83,690.1 6,974.2 0.245 1,708.7 0.42 grade lb U3O8
1850E #5 131.9 1,419.8 125.0 177,471.5 14,789.3 0.401 no drill data inferred block 5,930.5
1850E #6 122.8 1,321.8 125.0 165,227.4 13,769.0 0.333 no drill data inferred block 4,585.1
1850E 0.0 125.0 0.0 0.0 0.0
0.0
2000E #1 100.0 1,076.4 100.0 107,640.0 8,970.0 0.288 2,583.4 99,280.0 total tons
2000E #2 866.5 9,327.0 100.0 932,700.6 77,725.1 0.548 42,593.3 55,634.7 total grdXtons
2000E 0.0 100.0 0.0 0.0 0.0 0.56 grade lb U3O8
2000E #4 140.3 1,510.2 100.0 151,018.9 12,584.9 0.831 10,458.1
0.0
2100E #1 68.0 732.0 100.0 73,195.2 6,099.6 0.643 3,922.0
2100E #2 222.7 2,397.1 100.0 239,714.3 19,976.2 0.460 9,189.0 151,135.5 total tons
2100E #3 296.9 3,195.8 100.0 319,583.2 26,631.9 0.454 12,090.9 62,566.6 total grdXtons
2100E #4 310.4 3,341.1 100.0 334,114.6 27,842.9 0.317 8,826.2 0.41 grade lb U3O8
2100E #5 366.5 3,945.0 100.0 394,500.6 32,875.1 0.473 no drill data inferred block 15,549.9
2100E #6 246.8 2,656.6 100.0 265,655.5 22,138.0 0.337 no drill data inferred block 7,460.5
2100E #7 173.6 1,868.6 100.0 186,863.0 15,571.9 0.355 no drill data inferred block 5,528.0
0.0
2200E #1 461.3 4,965.4 85.0 422,061.8 35,171.8 0.324 11,395.7 207,378.8 total tons
2200E #2 60.1 646.9 85.0 54,987.9 4,582.3 0.226 1,035.6 99,932.2 total grdXtons
2200E #3 1,835.5 19,757.3 85.0 1,679,372.4 139,947.7 0.558 78,090.8 0.48 grade lb U3O8
2200E #4 363.0 3,907.3 85.0 332,123.2 27,676.9 0.340 9,410.2
2200E 0.0 85.0 0.0 0.0 0.0
0.0
2270E #1 355.7 3,828.8 65.0 248,869.1 20,739.1 0.334 6,926.9 131,967.5 total tons
2270E #2 594.1 6,394.9 65.0 415,668.0 34,639.0 0.765 26,498.8 76,429.1 total grdXtons
2270E #2A 501.1 5,393.8 65.0 350,599.6 29,216.6 0.507 14,812.8 0.58 grade lb U3O8
2270E #3 493.6 5,313.1 65.0 345,352.2 28,779.3 0.756 no drill data inferred block 21,757.2
2270E #4 318.9 3,432.6 65.0 223,121.6 18,593.5 0.346 no drill data inferred block 6,433.3
0.0
2350E #1 437.8 4,712.5 75.0 353,435.9 29,453.0 0.740 21,795.2 121,041.2 total tons
2350E #2 352.8 3,797.5 75.0 284,815.4 23,734.6 0.334 no drill data inferred block 7,927.4 81,630.6 total grdXtons
2350E #3 1,008.6 10,856.6 75.0 814,242.8 67,853.6 0.765 no drill data inferred block 51,908.0 0.67 grade lb U3O8
0.0
2400E #1 252.0 2,712.5 75.0 203,439.6 16,953.3 0.688 11,663.9 28,195.0 total tons
2400E #2 35.0 376.7 75.0 28,255.5 2,354.6 0.316 744.1 19,789.0 total grdXtons
2400E #3 75.4 811.6 75.0 60,870.4 5,072.5 0.467 2,368.9 0.70 grade lb U3O8
2400E #4 56.7 610.3 75.0 45,773.9 3,814.5 1.314 5,012.2
0.0
2500E #1 125.2 1,347.7 90.0 121,288.8 10,107.4 0.372 3,760.0 90,361.1 total tons
2500E #2 437.0 4,703.9 90.0 423,348.1 35,279.0 0.388 13,688.3 35,014.0 total grdXtons
2500E #3 374.8 4,034.3 90.0 363,091.2 30,257.6 0.401 12,133.3 0.39 grade lb U3O8
2500E #4 77.6 835.3 90.0 75,175.8 6,264.6 0.372 no drill data inferred block 2,330.4
2500E #5 104.7 1,127.0 90.0 101,429.2 8,452.4 0.367 no drill data inferred block 3,102.0
0.0
2600E #1 782.9 8,427.1 110.0 926,984.9 77,248.7 0.564 43,568.3 121,522.0 total tons
2600E #2 283.3 3,049.4 110.0 335,438.5 27,953.2 0.470 no drill data inferred block 13,138.0 61,357.5 total grdXtons
2600E #3 165.4 1,780.4 110.0 195,840.2 16,320.0 0.285 no drill data inferred block 4,651.2 0.50 grade lb U3O8
0.0
2700E #1‐#3 1,231.6 13,256.9 100.0 1,325,694.2 110,474.5 0.505 no drill data inferred blocks, grade as 2600E 55,778.6 110,474.5 total tons
0.0 0.000 0.0 0.0 0.00 0.50 grade lb U3O8
0.000 0.0 0.0 0.00
0.000 0.0 0.0 0.00
Total tonnage 1,385,919 691,542.9 0.50 overall grade

Section 20+00E
Figure 19-1
Inferred Resource Section 2000E
Ref Line
Salmon Carb Zone
Albitite
Pegmatite
Monmouth Project
Section 20+00E
Diamond Drill Hole Section
Section Cut At 110° true
BANCROFT uranium inc.
May 2008
Metres
Feet
Section 20+00E

Figure 19-1

Key
110 degree grid
DDH Collar (NN 1969 holes)
DDH Collar (1969 holes with assays)
DDH Collar Winter 2008 Program
Metres
0
50
Feet
0
100
200
N
L4E
L5E
L6E
711640E
4977800N
Bancroft Uranium Inc.
Figure 19-2
Monmouth Project
Inferred Resource Plan Map
Showing Resource Blocks in Plan Projection
NAD 27 Zone T-17

Provincial regulations that come under the Canadian Environmental
Protection Act, The Fisheries Act, The Environmental Management and
Protection Act, The Clean Air Regulations and The Mineral Industry
Environmental Protection Regulations. Bancroft will be required to incorporate reclamation and decommissioning plans as part of the
Environmental Impact Study that will form part of Bancroft’s application for a mining license if the project were to proceed to this stage. The Company would also be required to post a bond to guarantee reclamation of all public and private lands.

Regarding the safety of our workers, Bancroft required all employees at the
Monmouth project site to wear dosimeters which are regularly monitored.
The Company also intends to apply for I.S.O. certification in accordance with the I.S.O. 14001 standard for environmental management systems. Earth
Tech, under the supervision of Mr. Derek Parks, Senior Geoscientist implemented a water sampling base line study where ground water from streams and ponds were sampled and analyzed, prior to exploration and during the trenching and drilling operations. Earth Tech will continue to advise the Company on a going forward need basis recommending a course of action to comply with any and all environmental regulations.

21.0 CONCLUSIONS

The following conclusions are based on the author’s review of both historical work and the exploration conducted by Bancroft.

1-Uranium mineralization in a skarn package on the Monmouth Property as described by Evans (1968, 1969) has been located and sampled with the
2008 diamond drilling program. The general objectives of the program were met; the general shape and size of the deposit has been confirmed and the mineralization has been expanded in the downdip dimension (easterly). The mineralization remains open along strike and in both dip dimensions. The estimated resource was not increased however.

2- The 2008 drilling program has sampled the mineralization and collected geological information in a spacing of about 100 feet by 100 feet in both strike and dip dimensions. In the author’s opinion, this was adequate for the initial interpretation of geology and mineralization and the preparation of an inferred resource estimate.

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3- Some uncertainty exists with respect to U3O8 grade in the deposit (see 4 below also). A better understanding of the structural geology and the impact of structure on the shape and size of mineralization would assist in further assessing the overall grade of the deposit. Limited trench assay data suggests a higher grade of material might exist in portions of the surface expression of the skarn zone in comparison to the grade estimate from drill holes, but this has not been verified.

The character and distribution of uranium mineralization seen in drill core and trenches by the author and a review of drill logs and assay data suggests that the distribution of metal values may be somewhat irregular in this deposit, that is, there may some outliers [nugget effect]. The grade from both surface data and drill holes remains unverified at the date of this report.

4- A substantial difference in U3O8 grade exists between the two resource estimates (based on diamond drilling) presented herein. Northern Nuclear drilled 11,139 feet on the Monmouth property in 1969. Of this, some 10,302 feet were completed on the “A- Zone” in 45 holes, 26 of which reported assays. A historical resource estimate of 2.0 MT at a grade of 0.045% (0.9 lb/ton) U3O8 was reported with the tenor being derived from 22 drill holes completed in the “A- Zone” (skarn zone)(Evans, 1969). Presumably both the chemical and radiometric determinations were used in the grade determination but this has not been verified. Bancroft Uranium has drilled 52 holes, totaling 12,020 feet in the same skarn zone. An inferred resource of
1.4 MT at a grade of 0.5 lb/ton U3O8 has been estimated. The grade has been derived from DNC analyses only.

The difference in grade in the resource estimates may be attributed to 1- a differing number and length of drill core samples taken and used to estimate grade with, 2- differing methods of sample analysis, and 3- different grade estimation methods, one of which is unknown.

A comparison of 12 Northern Nuclear drill holes twinned with nearby
Bancroft holes shows generally higher values from assays returned in similarly sampled rock volumes by the 1969 holes verses 2008 holes.

P 51

5- A limited amount of current exploration data was available for the preparation of this report. Nonetheless, it is the author’s opinion based on both historical data and the Bancroft information that there is potential to enlarge the area of known mineralization and discover other significant uranium mineralization on the property.

22.0 RECOMMENDATIONS

It is the opinion of the author that the Monmouth Property is of sufficient merit that continued exploration including mapping, sampling and drilling is warranted.

1- A concurrent program of surface exploration and a phase 2 drilling program are recommended. The program should continue to focus on and expand the known mineralization in the skarn rocks but should also begin evaluation of the radioactive pegmatite occurrences throughout the property.
An overall budget of $1.0 to 1.5 M is proposed for surface exploration, data compilation, drilling, bulk sampling and check assay work with the objective of generating a database for a more rigorous resource estimate.

2-A phase 2 drilling program consisting of 50 to 60 drill holes consisting of approximately 10,000 to 15,000 feet should be completed with the objective of verifying mineralogical continuity and tenor and expanding the deposit.
Fill-in holes should be added within the limits of the 2008 program and additional holes added both along strike and in both dip directions. A drilling budget of $800,000 (as part of the overall budget) is recommended.

3-a detailed structural interpretation should be completed within the mineralized skarn zones to further understand geological controls and their impact on the distribution of mineralization. A study of the statistical distribution of the metal content based on the existing assay database should be undertaken. Results from these studies should be used to refine drillhole lay out both within the 2008 data framework and beyond.

4-Additional geological mapping and sampling should be undertaken to aid in defining and extending the skarn zone

P 52

5-A composite 50 to 100 ton bulk sample should be removed from the skarn zone for further metallurgical testing, verification of the tenor and specific gravity of the mineralization.

6-A rigorous check assay program should be completed to verify tenor reported in the 2008 drilling. This program should continue forward and be a component of any future drilling campaigns.

7-Prospecting, mapping and sampling in the remainder of the claim block should be completed with an emphasis on a more detailed investigation of known radioactive mineralization in pegmatites in addition to discovering new radioactive occurrences of any type.

8-Compile the trench data and project this information onto the drill sections to assist in tenor evaluation and mineralogical/structural interpretation.
9-Complete the compilation of radiometric and mapping data collected in
2007 on a base map. The radiometric data should be contoured. New mapping and sample data should added to this information base with the intent of generating new exploration/drilling targets.

P 53

23.0 REFERENCES

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Canada, and the uraniferous pegmatites of Mont Laurier, Quebec.
Unpublished M.Sc. Thesis, Queens University, Kingston, Ontario

Alexander, R.L., 1986. Geology of Madawaska Mines Ltd., Bancroft, Ontario.
In Uranium deposits in Canada. E.L. Evans editor. Canadian Institute of
Mining and Metallurgy Special Volume 33, p. 62-69.

Barton, A., 1955. Drill Logs in MNDM Assessment file #10, Monmouth
Township, MNDM office, Tweed Ontario

Bright, E.G., 1980. Eels Lake area, southern Ontario, Ontario Geological
Survey Map P. 2205, scale 1:63360.

Carlson, K.A.,van der Pluijm, B.A., and Hanmer, S., 1990. Marble mylonites of the Bancroft shear zone: Evidence for extension in the Canadian Grenville.
Geological Society of America Bulletin, v. 102, p. 174-181.

Carter, T.R., Colvine, A.C., and Meyn, H.D., 1979. Geology of base metal, precious metal, iron and molybdenum deposits in the Pembroke–Renfrew area. Ontario Geological Survey Mineral Deposits Circular 20, 186p.

Currie, J.B., 1951. The occurrence and relationship of some mica and apatite deposits in southeastern Ontario. Economic Geology, v. 46, p. 765-778.

Easton, R.M., 1992. The Grenville Province and the Proterozoic history of central and southern Ontario; in Geology of Ontario, Ontario Geological
Survey, Special Volume 4, Part 2, p.714-904.

Ellsworth, H.V., 1932. Rare-element minerals in Canada. Economic Geology
Series No. 11, 272p.

Evans, S.W., 1968. Report on Mining Claims E.O.-37858 to E.O.-37872
(Inclusive), Monmouth Township, County of Halibuton, Eastern Ontario Mining
Division, For Northern Nuclear Mines Limited, Internal Company Report.

P 54

Evans, S.W., 1969. Progress Report on the Monmouth Township Property for
Northern Nuclear Mines Limited. Property Mining Claims E.O.-37858 to E.O.-
37872 (Inclusive), Eastern Ontario Mining Division, Halibuton County. Internal
Company Report.

Farstad, J.H.M., 1975. Geological Survey of Monmouth Prospect, Claims E.O.
369819 to 369836 inclusive. Assessment work report from MNDM assessment file #67 (Monmouth Township)(Tweed)

Ford, K.L., 1982. Uraniferous pegmatites of the Sharbot Lake Area, Ontario.
In Uranium in Granites, Y.T. Maurice editor. Geological Survey of Canada
Paper 81-23, pp.125-138.

Ford, K., 1983. Geology and geophysics of uraniferous pegmatites, Black
Creek Area, Palmerston Twonship, southeastern Ontario. Unpublished M.Sc.
Thesis, Carlton University, Ottawa, Ontario

Fowler, A.D., 1980. The age, origin and rare-earth element distributions of
Grenville Province uraniferous granites and pegmatites. Unpublished Ph.D.
Thesis, McGill University, Montreal, P.Q..

Fowler, A.D., and Doig, R., 1983a. The age and origin of Grenville Province uraniferous granites and pegmatites. Canadian Journal of Earth Sciences, v.
20, p. 92-104.

Fowler, A.D., and Doig, R., 1983b. The significance of europium anomalies in the REE spectra of granites and pegmatites, Mont Laurier, Quebec.
Geochimica et Cosmochimica Acta. v. 47, p. 1131-1137.

Gledhill, T., 1982. Report on Claim Groups Monmouth Township, Haliburton
County. Geology, Radiometrics and Uranium Geochemistry for Gaslight
Petroleum Ltd. Internal Company Report

Hasan, Z., 1974. Scintillometer survey of Monmouth Prospect, Claims E.O.
369819 to 369836 inclusive. Assessment work report from MNDM assessment file #62 (Monmouth Township)(Tweed)

Heinrich, E.W., 1966. The geology of carbonatites. Rand McNally and
Company, Chicago, USA, 555p.

P 55

Hewitt, D.F., 1967. Pegmatite mineral resources of Ontario. Ontario
Department of Mines, industrial Mineral Report, v. 21, 83p.

Hoffman, E.L., 1992. Instrumental Neutron Activation in Geoanalysis. Journal
of Geochemical Exploration, volume 44, pp. 297-319

Karvinen, W.O., 1973. Metamorphic molybdenite deposits in the Grenville
Province. Unpublished Ph.D. Thesis, Queens University, Kingston, Ontario.

Kreczmer, M.J., 1974. Petrology of the skarn deposit and geochemistry of molybdenum Hunt Mine, Ontario. Unpublished B.Sc. Thesis University of
Ottawa, Ottawa, Ontario.

Lang, A.H., Griffith, J.W., and Steacy, H.R., 1962. Canadian deposits of uranium and thorium. Geological Survey of Canada. Economic Geology Series
16, Second edition, 324p.

Lentz, D.R., 1992. Petrogenesis of U-Th-Mo and REE-bearing pegmatites, skarns, and veins in the Central Metasedimentary Belt of the Grenville
Province, Ontario and Quebec. Unpublished Ph.D. Thesis, University of
Ottawa, Ottawa, Ontario.

Lumbers, S.B., and Vertolli, V.M., 2000. Precambrian Geology, Gooderham
area; Ontario Geological Survey, Preliminary Map P. 3405, scale 1:50000.

Masson, S.L., and Gordon, J.B., 1981. Radioactive mineral deposits of the
Pembroke-Renfrew area. Ontario Geological Survey Mineral Deposits Circular
23, 155p.

Masson, S.L., 1982a. Geology and mineral deposits of the Bancroft area, western part, southern Ontario. Ontario Geological Survey Map P.2523, scale
1:10000.

Masson, S.L., 1982b. Geology and mineral deposits of the Bancroft area, eastern part, southern Ontario. Ontario Geological Survey Map P.2524, scale
1:10000.

McKechnie, D., 1955. Drill Logs in MNDM Assessment file #39, Monmouth
Township, MNDM office, Tweed Ontario

P 56

Nishimori, R.K., Ragland, P.C., Rogers, J.J.W., and Greenburg, J.K., 1977.
Uranium deposits in granitic rocks. U.S. Department of Energy, GJBX-13.

Powell, J.L., 1965. Isotopic composition of strontium in four carbonate vein dykes. The American Mineralogist, v. 50, p. 1921-1928.

Robertson, J.A., 1978. Uranium deposits in Ontario. In Uranium Deposits, their mineralogy and origin, M.M. Kimberlley editor, Mineralogical
Association of Canada Short Course Handbook v. 3, p. 229-280.

Robertson, J.A., 1981. The uranium deposits of Ontario- their distribution and classification. Ontario Geological Survey Miscellaneous Paper 86, 37p.

Rowe, R.B., 1952. Petrology of the Richardson radioactive deposit,
Wilberforce, Ontario. Geological Survey of Canada Bulletin 23.

Satterly, J., 1957. Radioactive mineral occurrences in the Bancroft area.
Ontario Department Mines, LXV, Pt 6, 176 p.

Scobie, A.G., 1969. An investigation of the recovery of uranium from a sample submitted by Northern Nuclear Mines Limited, Lakefield Research of Canada
Limited report.

Shaw, D.M., 1958. Radioactive mineral occurrences of the Province of
Quebec. Quebec Department of Mines Geological Report 80, 52p.

Spence, H.S., 1929. Mica. Canada Department of Mines, Mines Branch
Publication 701.

Stemp, R.W., 1979. Report on Airborne Geophysical Survey in the Monmouth
Township area of Ontario for Western Mines Ltd., by Kenting Earth Sciences
Limited, Ottawa Ontario, Project #79076; Assessment work report from
MNDM assessment file #105 (Monmouth Township)(Tweed)

Storey, C.C, and Vos, M.A., 1981. Industrial minerals of the Pembroke-
Renfrew area Part 1: Marble. Ontario Geological Survey mineral Deposit
Circular 21, 132p.

Tremblay, P. 1974. Mineralogy and geochemistry of the radioactive pegmatites of the Mont Laurier area, Quebec. Unpublished M.Sc. Thesis,
Queens University, Kingston, Ontario.

P 57

van der Pluijm, B.A., and Carlson, K.A., 1989. Extension in the Central
Metasedimentary Belt of the Ontario Grenville: Timing and tectonic significance. Geology, v. 17, p. 161-164.

Vokes, F.M., 1963. Molybdenum deposits of Canada. Geological Survey of
Canada, economic Geology Series No. 20, 332p.

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Geological Survey of Canada Memoir 136, 152p.

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24.0 <u>CERTIFICATE</u>

CLARENCE R. MARCHAND, P. ENG.

CERTIFICATE of AUTHOR

I, Clarence R. Marchand, P.Eng., residing at #16 Devil Lake Road, Unit #1, RR#2, Westport, Ontario, K0G-1X0, do certify that:

1- **I am an independent mining consultant, contracted by Bancroft Uranium Inc.**

2- **I am a graduate of the Haileybury School of Mines, with a Mining Technologist Diploma in Mining, as well as B. Eng. Degree from McGill University. Montreal, P.Q. I have practiced my profession continuously since 1952. My summarized work experience is as follows:**
-2007-Present, Independent Consultant
-2002-2007, Inactive
-1981-2002 Vice President, Engineering, Harrison Group, North Bay, On.,
-1972-1981 Vice President, Special Projects, Harrison Group, North Bay,On. administration, engineering and marketing; estimating for tender; site construction, geology, mine superintendent
-1971-1972 Mining Engineer, Eldrich Mines Limited, Toronto On, field evaluation of copper prospect, Eastern Arctic
-1969-1971 Mining Engineer, G.H.D. Consultants Ltd., Toronto, On, examination of mining properties and feasibility studies
-1966-1969 Project Engineer, Harrison Group, Toronto, On, Site engineer for mine development , shaft sinking, underground mining of copper ore body
-1957-1966 Mine Superintendent, Noranda Mines Ltd., Noranda Q.C. , Operational Supervisor, underground and open pit, from level boss through to superintendent
-1952-1957 Mining Technician for N.A. Timmins(1938) Ltd., Montreal Q.C., staking, geological and geophysical investigations.

3- **I am a mining consultant currently licensed by the Professional Engineers of Ontario (License No 29013018)**

4- **I am responsible for the content of all portions of this report**

5- **I visited the Monmouth Property on June 26, 2008**

6- **As of the date of this certificate, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.**

7- **I am an independent of the issuer applying all of the tests in section 1.5 of NI 43-101.**

8- **I have read NI 43-101 and Form 43-101F1 and the Report has been prepared in compliance therewith.**

9- **I am a "qualified person" for the purposes of NI 43-101 due to my experience and current affiliation with a professional organization (Professional Engineers of Ontario) as defined in NI 43-101.**

DATED this 21st day of July, 2008

Clarence R. Marchand, P.Eng.

LICENSED PROFESSIONAL ENGINEER
C.R. MARCHAND
PROVINCE OF ONTARIO

P 59

25.0 CONSENT OF AUTHOR

I, Clarence R. Marchand, as QP (Qualified Person) allow full legal use of this report by Stock Exchange Authorities.

LICENSED PROFESSIONAL ENGINEER
C. R. MARCHAND
PROVINCE OF ONTARIO

Clarence R. Marchand P. Eng.

P 60